UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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One Liberty Properties, Inc.
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ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Great Neck, New York 11021
(516) 466-3100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 10, 2016

The annual meeting of stockholders of One Liberty Properties, Inc. will be held at our offices, located at Suite 303, 60 Cutter Mill Road, Great Neck, NY, on Friday, June 10, 2016 at 9:00 a.m., local time. We are holding the meeting for the following purposes:

1.	To elect four directors to hold office for a term expiring in 2019;
2.	To consider and vote on a proposal to approve the One Liberty Properties, Inc. 2016 Incentive Plan;
3.	To consider and vote on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016; and
4.	To transact any other business properly brought before the meeting.

Holders of record of our common stock at the close of business on April 15, 2016 are entitled to notice of the annual meeting and to vote at the meeting and any adjournment thereof.

It is important that your shares be represented and voted at the meeting. To assure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it in the enclosed prepaid envelope, whether or not you plan to attend the meeting. Most stockholders can also vote by telephone or via the internet. Telephone and internet voting information is provided on the accompanying proxy card. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting.

By Order of the Board of Directors

Mark H. Lundy, Secretary

Dated: April 18, 2016

We urge each stockholder to promptly sign and return the enclosed proxy card or use telephone or internet voting. See our questions and answers about the meeting for information about voting by telephone or internet, how to revoke a proxy, and how to vote shares in person.

ONE LIBERTY PROPERTIES, INC.

PROXY STATEMENT

GENERAL

Our board of directors is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2016 annual meeting of stockholders of One Liberty Properties, Inc. The meeting will be held at our offices, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021 on Friday, June 10, 2016 at 9:00 a.m., local time. The proxies will be voted at the meeting and may also be voted at any adjournments or postponements of the meeting.

All properly executed proxy cards, and all properly completed proxies submitted by telephone or by the internet, that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with your directions, unless the proxy is revoked before the meeting.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will vote on the following matters:

•	election of four directors (Joseph A. Amato, Jeffrey A. Gould, Matthew J. Gould and J. Robert Lovejoy) to hold office until the 2019 annual meeting and until their respective successors are duly elected and qualify;
•	Approval of our 2016 Incentive Plan;
•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016; and
•	such other matters as may properly come before the meeting.

Who is entitled to vote?

We are mailing this proxy statement on or about April 22, 2016 to our stockholders of record as of the close of business on April 15, 2016. The record date was established by our board of directors. Stockholders as of the close of business on the record date of April 15, 2016 are entitled to receive notice of and to vote their shares at the meeting. Each outstanding share of common stock is entitled to one vote. As of the record date, 17,148,686 shares of our common stock were outstanding and entitled to vote at the meeting.

How do I vote?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., LLC, you are considered the stockholder of record with respect to those shares and the proxy card was sent directly to you by us. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•	Vote online. You may vote online at www.voteproxy.com. To vote online, you must have your control number provided in the proxy card.
•	Vote by telephone. You may vote by telephone by calling 1-800-PROXIES (1-800-776-9437). To vote by telephone, you must have the control number provided in your proxy card.
•	Vote by regular mail. If you would like to vote by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.
•	Vote by attending the meeting in person.

Proxies submitted over the internet, by telephone or by mail must be received by 11:59 p.m. New York City time, on June 9, 2016. If you vote by telephone or via the internet, it is not necessary to return your proxy card.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and a voting instruction form was forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee. If you wish to vote in person at the annual meeting, you must contact the broker or nominee to obtain evidence of your ownership of our common stock as of the record date.

How will my shares be voted?

If you do not mark any selections but return the signed proxy card, your shares will be voted by the proxies named on the proxy card in favor of the four nominees for election as directors, in favor of the 2016 Incentive Plan, in favor of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016, and as the proxy holders may determine in their discretion with respect to other matters that properly come before the meeting.

If you wish to name as a proxy someone other than the proxies named on the proxy card, you may do so by crossing out the name of the designated proxies and inserting the name of another person. In that case, it will be necessary to sign the proxy card and deliver it to the person so named and for the person so named to be present at and vote at the meeting. Proxy cards so marked should not be mailed to us or to American Stock Transfer and Trust Company, LLC.

Who will count the vote?

A representative of our transfer agent, American Stock Transfer and Trust Company, LLC, will tabulate the votes and act as inspector of elections.

Can I revoke my proxy before it is exercised?

If you hold stock directly in your name, you may revoke a proxy at any time before it is voted at the annual meeting with a later dated, properly executed proxy (including an internet or telephone vote), or a written revocation delivered to our Secretary. The proxy holders’ powers may also be suspended if you attend the meeting and notify our Secretary at the meeting that you would like to change your vote or vote in person. If your stock is held in the name of a broker, bank or other nominee, you must contact such nominee and comply with the nominee’s procedures if you want to revoke or change the instructions that you previously provided to the nominee. Attendance at the meeting will not by itself automatically revoke a previously granted proxy.

What constitutes a quorum?

A quorum is the presence in person or by proxy of stockholders holding a majority of shares entitled to vote at the meeting. To constitute a quorum, at least 8,574,344 shares must be present in person or by proxy at the meeting. Generally, action cannot be taken at the meeting unless a quorum is present.

Is my vote important?

Yes. Under applicable rules, brokers, banks and other nominees are prohibited from voting shares held in street name on matters pertaining to the election of directors unless the client specifically instructs his or her nominee to vote their shares. Shares held in street name and for which voting instructions are not provided and accordingly, as to which bank, brokers and other nominees do not have discretionary authority to vote on their clients’ behalf, are referred to “broker non-votes.” Because “broker non-votes” will have the effect of a vote against the election of the directors identified herein as standing for election, it is very important that you vote your shares.

How many votes does it take to approve the items to be voted upon?

The vote of a majority of the outstanding shares entitled to vote at the meeting is necessary for the election of each director standing for election. Accordingly abstentions and broker non-votes will have the effect of a vote against the election of such director.

The vote of a majority of the shares cast at the meeting is necessary for the approval of the 2016 Incentive Plan. Accordingly abstentions and broker non-votes will have no effect with respect to the adoption of this proposal.

Who is soliciting my vote and who pays the cost?

Our board of directors is soliciting votes for the meeting and we will pay the entire cost of the solicitation, including preparing and mailing this proxy statement. In addition to the solicitation of proxies by mail and through our and our affiliates’ employees, we will request banks, brokers, custodians, nominees and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. We will reimburse such record holders for their reasonable out-of-pocket expenses in forwarding proxies and proxy materials to stockholders. We have retained DF King for a fee of $5,000, plus reasonable expenses, to aid in the solicitation of proxies from our stockholders. To the extent necessary to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, internet or other means of electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.

What is householding?

We are sending only one proxy statement to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement, he or she may request it orally or in writing by contacting us at One Liberty Properties, Inc., 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Investor Relations, by emailing us at investorrelations@1liberty.com, or by calling us at 516-466-3100, and we will promptly deliver to the stockholder the requested annual report or proxy statement. If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner. If you are an eligible stockholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

When are stockholder proposals due for the 2017 Annual Meeting?

If a stockholder wants a proposal to be included in our proxy statement for the 2017 annual meeting of stockholders, the proposal, in writing and addressed to our Secretary, must be received by us no later than December 23, 2016. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement in accordance with applicable regulations governing the solicitation of proxies.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead intended to be presented directly at the 2017 annual meeting, rules and regulations promulgated by the Securities and Exchange Commission permit us to exercise discretionary voting authority to the extent conferred by proxy if we:

•	receive notice of the proposal before March 8, 2017, and advise stockholders in the proxy statement for our 2017 annual meeting of stockholders of the nature of the proposal and how management intends to vote on such matter; or
•	do not receive notice of the proposal before March 8, 2017.

Notices of intention to present proposals at our 2017 annual meeting should be submitted in writing and addressed to our Secretary.

What other information about us is available?

Stockholders can call (516) 466-3100 or write to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Secretary, to request a copy of our Annual Report on Form 10-K. This and other important information about us is also available on our web site which is located at www.onelibertyproperties.com. Our Annual Report to Stockholders for 2015 accompanies this proxy statement.

GOVERNANCE OF THE COMPANY

General

Pursuant to the Maryland General Corporation Law and our by-laws, as amended, our business, property and affairs are managed by or under the direction of our board of directors. Members of the board are kept informed of our business through discussions with our chief executive officer, chairman of our board and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees.

During 2015, the board held four meetings. All of the directors attended at least 75% of the total number of meetings of the board of directors and the board committees of which such director was a member. Our non-management directors meet at regularly scheduled executive sessions without management. We encourage our directors to attend the annual meeting of stockholders. Last year, all of our directors attended our annual meeting of stockholders.

Leadership Structure

The board of directors designated J. Robert Lovejoy as its “Independent Lead Director.” Among other things, the Lead Director presides at, and prepares the agenda for, executive sessions of the independent directors, recommends to the chairman of the board matters to be considered and materials to be reviewed by the board, serves as an independent point of contact for stockholders desiring to communicate with the board and performs such other duties and responsibilities as are assigned to him by a majority of the non-management directors.

Our company is led by Matthew J. Gould, chairman of our board, Fredric H. Gould, vice chairman of our board and Patrick J. Callan, Jr., president and chief executive officer. Although the board of directors has not established a policy on whether the role of the chairman and chief executive officer should be separated, the board of directors believes our current structure is the most appropriate structure at this time because it makes the best use of the abilities of these individuals.

Risk Oversight

Management is responsible for the day-to-day management of risks we face. Our board of directors has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks, our compensation committee oversees risks relating to remuneration of our full-time officers, and our nominating and corporate governance committee oversees corporate governance risks.

A portion of each quarterly meeting of the audit committee is devoted to reviewing with management, among other things, property portfolio issues which could have a material adverse impact on current or future operations or financial condition including, potential or actual impairments, if any, liquidity risks, debt covenants and maturities, lease expirations; and, as required, reviewing risks arising from related party transactions. Each audit committee meeting is generally attended by our chairman of the board, chief executive officer, and chief operating officer who are there, among other things, to respond to issues relating to tenant matters or property operations. In addition, at each meeting of the audit committee, our chief financial officer, our chief accounting officer, the accounting firm performing the internal audit function on our behalf and our independent registered public accounting firm report to the committee with respect to compliance with our internal control policies to ascertain that no failures of a significant or material nature have occurred. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.

At each meeting of the board of directors, a portion of the meeting is dedicated to reviewing and discussing the significant risk issues reviewed by the audit committee.

Our compensation committee monitors risks associated with our compensation structure. The compensation committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that is designed to help our directors, officers, employees, agents and consultants resolve ethical issues. This code applies to all directors, officers, employees, agents and consultants, including our chief executive officer, principal financial officer, principal accounting officer or persons performing similar functions. The code covers a variety of topics, including those required by the Securities and Exchange Commission and the New York Stock Exchange. Topics covered include conflicts of interest, confidentiality of information, and compliance with laws and regulations.

During 2015, there were no amendments to the code and no waivers of the provisions of the code with respect to any of our directors, officers, employees, agents or consultants. We will post any amendments to, or waivers of, our code on our website. See “Additional Information” to obtain access to, or copies of, our code of business conduct and ethics.

Committees of the Board of Directors

We have three standing committees: audit, compensation and nominating and corporate governance. Our board has adopted corporate governance guidelines that address the make-up and function of the board and a charter for each of these committees. The charter for each committee requires that such committee be comprised of at least three independent directors and in the case of the audit committee, also requires that at least one member of the committee qualify as a “financial expert.” All of the members of each committee were independent during their period of service on such committee and in the case of the audit committee, each such member was also financially literate. See “Additional Information” to obtain access to, or copies of, our corporate governance guidelines and committee charters.

The table below provides membership and meeting information for each of the standing board committees for 2015:

Name	Audit		Compensation		Nominating and Corporate Governance
Joseph A. Amato					✓
Charles Biederman			✓		✓
James J. Burns(1)	✓
Joseph A. DeLuca	✓
J. Robert Lovejoy			✓
Louis P. Karol					Chair
Leor Siri(1)	Chair	(2)
Eugene I. Zuriff	✓		Chair
Number of Meetings	6	(3)	2	(3)	1
(1)	Messrs. Burns and Siri are our audit committee financial experts.
(2)	Mr. Siri became chairman of the audit committee effective with the June 2015 board of directors meeting. For more than four years prior thereto, Mr. Burns served as chairman of this committee.
(3)	Two of the audit committee meetings were joint meetings with the compensation committee and are reported solely as audit committee meetings.

Audit Committee

This committee is responsible for assisting the board in overseeing, among other things, (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of the independent registered public accounting firm, (v) the performance of the accounting firm performing our internal control audit function, and (vi) the preparation of the audit committee report required by the Securities and Exchange Commission for inclusion in this proxy statement. The audit committee is also responsible for the selection and engagement of our independent registered public accounting firm, for approving the fees paid to such firm and for approving related party transactions.

Compensation Committee

This committee recommends the base salary and annual bonus to our full-time senior executive officers and the fees to be paid to our directors, and determines all awards under our equity based incentive plans.

Nominating and Corporate Governance Committee

This committee is responsible for, among other things, recommending a slate of directors for election to the board of directors at the annual stockholders’ meeting, recommending committee assignments to the board of directors, identifying and recommending candidates to fill vacancies on the board of directors between annual stockholder meetings, recommending a slate of officers for election by the board of directors at the annual directors’ meeting, proposing, monitoring and recommending changes to our corporate governance guidelines and overseeing the evaluation of the effectiveness of our board of directors and the committees thereof.

Director Qualifications

The board believes that it should be comprised of directors with complementary backgrounds, and that directors should, at a minimum, have experience which is relevant to our business or otherwise be of assistance to the board in its deliberations. Our nominating and corporate governance committee (the “nominating committee”) has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. It considers the personal and professional attributes and the experience of each director candidate to promote diversity of expertise and experience among our directors. Additionally, directors should possess the highest personal and professional ethics in order to perform their duties properly, and should be willing and able to devote the required amount of time to our business.

When considering candidates for director, the nominating committee will take into account a number of factors, including the following:

•	Independence, including independence from management and pursuant to the New York Stock Exchange’s director independence standards;
•	Whether the candidate has relevant business experience;
•	Judgment, skill, integrity and reputation;
•	Financial and accounting background, to enable the nominating committee to determine whether the candidate would be suitable for audit committee membership;
•	Executive compensation background, to enable the nominating committee to determine whether the candidate would be suitable for compensation committee membership; and
•	The size and composition of the existing board.

The nominating committee will consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to our Secretary and include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the nominating committee;

•	The name of and contact information of the candidate;
•	A detailed statement of the candidate’s business and educational experience and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors;
•	Information regarding each of the factors listed above sufficient to enable the nominating committee to evaluate the candidate;
•	A statement detailing any relationship between the candidate and any of our competitors, affiliated companies or officers or directors;
•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

When seeking candidates for director, the nominating committee may solicit suggestions from management, incumbent directors and others. The nominating committee or its chairman will interview a candidate if it believes the candidate might be suitable to be a director. The nominating committee may also ask the candidate to meet with management.

The nominating committee generally intends to recommend that the Board nominate incumbent directors whom the committee believes will continue to make important contributions to us, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving us the benefit of the familiarity and insight into our affairs that its directors have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body.

Independence of Directors

The board reviews director independence annually and bases its independence determinations primarily on discussions with the directors and a review of the responses to the directors’ questionnaires regarding employment and compensation history, affiliations, family and other relationships.

In determining whether our directors are independent, our board of directors employs the New York Stock Exchange director independence standards. These standards provide:

•	No director qualifies as “independent” unless the board affirmatively determines that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us);
•	A director who is an employee, or whose immediate family member is an executive officer, of ours is not independent until three years after the end of such relationship;
•	A director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in any twelve-month period;
•	A director who is, or who has an immediate family member who is, a current partner of our internal or external auditor, a director who is a current employee of our internal or external auditor, a director who has an immediate family member who is a current employee of our internal or external auditor and who personally participates in our audit, or a director who was, or whose immediate family member was, within the last three years, a partner or employee of our internal or external auditor and personally worked on our audit within that time, cannot be considered independent;
•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship; and

•	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until the commencement of the third fiscal year following the fiscal year in which such payments fall below such threshold.

The commentary to the New York Stock Exchange standards provides that it is not possible to anticipate or explicitly to provide for all circumstances that might signal potential conflicts of interest, or might bear on the materiality of a director’s relationship to a listed company. Accordingly, the board considers material relationships with the Company’s affiliates and officers that a director may have.

Our board has determined that each of Joseph A. Amato, Charles Biederman, James J. Burns, Joseph A. DeLuca, Louis P. Karol, J. Robert Lovejoy, Leor Siri and Eugene I. Zuriff is independent. In evaluating Mr. Zuriff’s independence, the Board considered that he serves as a director and member of the corporate compliance committee of Israel Discount Bank of New York. Israel Discount is one of the four lenders on our credit facility. The Board concluded that the foregoing did not disqualify Mr. Zuriff from being independent.

Compensation Committee Interlocks and Insider Participation

None of the compensation committee members were ever officers or employees of our company or has had any relationship requiring disclosure by us under any paragraph of Item 404 (Transactions with Related Persons, Promoters and Certain Control Persons) of Regulation S-K.

Communications with Directors

Stockholders, employees and other interested persons who want to communicate with the board, any committee of the board, or any individual director can write to:

One Liberty Properties, Inc.
Suite 303
60 Cutter Mill Road
Great Neck, New York 11021
Attention: Secretary

The Secretary will:

•	Forward the communication to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly; for example where it is a request for information about the company or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each board meeting, the Secretary will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors on request.

In the event that a stockholder, employee or other interested person would like to communicate with our non-management directors confidentially, they may do so by sending a letter to “Independent Lead Director” at the address set forth above. Please note that the envelope must contain a clear notation that it is confidential.

Compensation of Directors

The following table sets forth the cash compensation payable to the members of our board of directors for service on our board and its committees, all of whom, except as indicated below, are non-management directors:

			Committee
	Board		Audit	Compensation	Nominating
Annual retainer	$30,000		$12,000	$6,000	$5,000
Participation in meeting	1,000		—	—	—
Chairman’s annual retainer(1)	262,500	(2)	15,000	7,000	7,000
Vice Chairman’s annual retainer	105,000	(2)	—	—	—
Lead director’s annual retainer	20,000		—	—	—
(1)	The amounts paid for serving as the chair of the applicable committee are in addition to the annual retainer for service on such committee.
(2)	Matthew J. Gould and Fredric H. Gould, members of management, were paid the Chairman’s and Vice Chairman’s annual retainer, respectively. See “Executive Compensation— Compensation Discussion and Analysis — Compensation of the Chairman and Vice Chairman of the Board” and “Certain Relationships and Related Transactions.

In addition, non-management directors are awarded shares of restricted common stock annually – the number of such shares varies from year to year. In 2015 and 2016, each such director was awarded 2,500 shares and 3,000 shares, respectively. The restricted shares have a five year vesting period, subject to acceleration upon the occurrence of specified events, during which the owner is entitled to vote and receive distributions, if any, on such shares.

Our directors received the following compensation for 2015:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)		All Other Compensation ($)(4)		Total ($)
Joseph A. Amato	39,000	61,500		18,565		119,065
Charles Biederman	45,000	61,500		18,565		125,065
James J. Burns	53,500	61,500		18,565		133,565
Joseph A. DeLuca	46,000	61,500		18,565		126,065
Jeffrey A. Gould	—	211,560	(5)	290,172	(6)	501,732
J. Robert Lovejoy	60,000	61,500		18,565		140,065
Louis P. Karol	46,000	61,500		18,565		126,065
Leor Siri	53,500	61,500		3,950		118,950
Eugene I. Zuriff	59,000	61,500		18,565		139,065
(1)	The compensation received by Matthew J. Gould, Chairman of the Board, Fredric H. Gould, Vice Chairman of the Board and Patrick J. Callan, Jr., President, Chief Executive Officer and a Director, is set forth in the Summary Compensation Table and is not included in this table. All of the directors in this table are non-management directors, except for Jeffrey A. Gould, a Senior Vice President of our company. See “Certain Relationships and Related Transactions.”
(2)	Includes all fees earned for services as a director, including annual retainer fees, committee and committee chairman fees and meeting fees of $1,000 per board meeting. Each non-management director is entitled to reimbursement of travel and other expenses incurred in connection with attendance at board and committee meetings, which amounts are not included in this table.
(3)	Represents the aggregate grant date fair value computed in accordance with ASC Topic 718. The closing price per share on January 15, 2015, the grant date, was $24.60. Each of these directors was awarded 2,500 shares of restricted stock other than Jeffrey A. Gould, who was awarded 8,600 shares of restricted stock for services rendered and to be rendered as our officer. In January 2016, each non-management director was granted 3,000 shares of restricted stock with a grant date fair value of $21.74 per share. Such shares generally vest in 2021.

(4)	Except with respect to Jeffrey A. Gould, represents dividends declared in 2015 on unvested restricted shares awarded under our 2009 Incentive Plan and 2012 Incentive Plan.
(5)	Represents the grant date fair value of the shares of restricted stock awarded in recognition of his service as a Senior Vice President of our company.
(6)	Includes $229,500, representing amounts paid to him by Majestic Property Management Corp. for services performed on our behalf, and $60,672 of dividends on unvested restricted stock. See “Certain Relationships and Related Transactions.”

The table below shows the number of outstanding shares of our unvested restricted stock and restricted stock units (“RSUs”) held by each director at December 31, 2015:

Name(1)	Unvested Restricted Stock (#)	Unvested RSUs (#)(2)	Market Value of Unvested Restricted Stock and RSUs ($)(3)
Joseph A. Amato	11,750	—	252,155
Charles Biederman	11,750	—	252,155
James J. Burns	11,750	—	252,155
Joseph A. DeLuca	11,750	—	252,155
Jeffrey A. Gould	38,400	14,286	1,130,642
J. Robert Lovejoy	11,750	—	252,155
Louis P. Karol	11,750	—	252,155
Leor Siri	2,500	—	53,650
Eugene I. Zuriff	11,750	—	252,155
(1)	The outstanding RSUs and shares of restricted stock held by Fredric H. Gould, Patrick J. Callan, Jr. and Matthew J. Gould are set forth in the “Executive Compensation - Outstanding Equity Awards At Fiscal Year End” table and are not included in the above table. All of the directors in this table are non-management directors, except for Jeffrey A. Gould.
(2)	The RSUs vest if and to the extent applicable performance or market conditions are met at June 30, 2017. Assumes that all of the RSU’s vest. See “Executive Compensation - Outstanding Equity Awards at Fiscal Year End.”
(3)	The closing price on the New York Stock Exchange on December 31, 2015 for a share of our common stock was $21.46.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

The following table sets forth, as of April 4, 2016, information concerning shares of our common stock owned by (i) all persons known to own beneficially 5% or more of our outstanding stock, (ii) all directors and nominees for election as directors, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group:

Name	Amount of Beneficial Ownership(1)	Percent of Class
Joseph A. Amato	31,162	*
Charles Biederman(2)	17,250	*
James J. Burns	31,162	*
Patrick J. Callan, Jr.	132,063	*
Joseph A. DeLuca(3)	31,336	*
Fredric H. Gould(4)(5)	2,411,551	14.1%
Jeffrey A. Gould(4)(6)	2,063,487	12.1%
Matthew J. Gould(4)(7)	2,054,911	12.0%
David W. Kalish(8)	290,861	1.7%
Louis P. Karol	15,625	*
J. Robert Lovejoy(9)	68,989	*
Mark H. Lundy(10)	98,226	*
Lawrence G. Ricketts, Jr.	85,507	*
Leor Siri(11)	5,500	*
Eugene I. Zuriff(12)	25,657	*
Directors and officers as a group (22 individuals)(4)	3,980,555	23.3%
Gould Investors L.P.(4)(13)	1,785,976	10.4%
BlackRock, Inc.(14)	987,136	5.8%
The Vanguard Group(15)	1,518,295	8.9%
*	Less than 1%
(1)	Securities are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the securities, whether or not the person has an economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership of shares within 60 days of April 4, 2016. The percentage of beneficial ownership is based on 17,116,870 shares of common stock outstanding on April 4, 2016.
(2)	Excludes 45,118 shares owned by his spouse, as to which he disclaims any beneficial ownership interest.
(3)	Includes shares of common stock owned by a corporation of which he is the sole shareholder. Excludes 500 shares of common stock owned by his wife as to which he disclaims beneficial ownership.
(4)	Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould are the directors of the corporate managing partner of Gould Investors and accordingly may be deemed to share voting and dispositive power with respect to the shares owned by Gould Investors.
(5)	Includes 443,643 shares of common stock owned directly, 1,785,976 shares of common stock owned by Gould Investors and 181,932 shares of common stock owned by entities, pension trusts and a foundation over which he has sole or shared voting and dispositive power. Excludes 56,440 shares of common stock owned by his wife, as to which shares he disclaims beneficial ownership.

(6)	Includes 244,853 shares of common stock owned directly, 1,785,976 shares of common stock owned by Gould Investors and 13,977 shares of common stock owned by a foundation over which he has shared voting and dispositive power. Also includes 18,681 shares of common stock owned as custodian for his children as to which shares he disclaims beneficial ownership.
(7)	Includes 212,606 shares of common stock owned directly, 1,785,976 shares of common stock owned by Gould Investors and 13,977 shares of common stock owned by a foundation over which he has shared voting and dispositive power. Also includes 42,352 shares of common stock owned as custodian for his children as to which shares he disclaims beneficial ownership.
(8)	Includes 117,611 shares of common stock owned directly and by his IRA and profit sharing trust, of which he is the sole beneficiary, and 173,250 shares of common stock owned by pension trusts over which he has shared voting and dispositive power. Excludes 500 shares of common stock owned by his wife, as to which shares he disclaims beneficial ownership.
(9)	Includes shares of common stock owned by his IRA. Excludes 6,000 shares of common stock owned by his wife and 315 shares of common stock owned by his daughter, as to which shares he disclaims beneficial ownership.
(10)	Includes 1,266 shares of common stock owned as custodian for a minor child, as to which shares he disclaims beneficial ownership, and 96,960 shares of common stock owned directly and held in a margin account.
(11)	Excludes 285 shares held by his spouse, as custodian for their children, as to which shares he disclaims beneficial ownership.
(12)	Includes 23,157 shares of common stock owned directly and 2,500 shares held in his IRA account. Excludes 5,000 shares of common stock owned by his wife, as to which shares he disclaims beneficial ownership.
(13)	Address is 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021. We refer to Gould Investors L.P. as Gould Investors.
(14)	As of December 31, 2015, based (other than with respect to percentage ownership) on information set forth in Amendment No. 5 to Schedule 13G filed with the SEC on January 27, 2016 by BlackRock, Inc. This stockholder reported that it has sole voting power with respect to 953,530 shares, sole dispositive power with respect to 987,136 shares and that it does not share voting or dispositive power with respect to the shares it beneficially owns. BlackRock’s business address is 40 East 52nd Street, New York, NY 10022.
(15)	As of December 31, 2015, based (other than with respect to percentage ownership) on information set forth in Amendment No. 2 to Schedule 13G filed with the SEC on February 11, 2016 by the Vanguard Group, whose business address is 100 Vanguard Blvd., Malvern, PA, 19355.

ELECTION OF DIRECTORS

(Proposal 1)

Pursuant to our by-laws, as amended, the number of directors was fixed at twelve by our board of directors. The board is divided into three classes and the classes are elected on a staggered basis. Each class is elected to serve a three year term and is to be as equal in size as is possible. The terms of Joseph A. Amato, Jeffrey A. Gould, Matthew J. Gould and J. Robert Lovejoy expire at the 2016 annual meeting. Each of them has been recommended to the board of directors by the nominating committee for election at the annual meeting. Eight other individuals serve as directors but are not standing for election because their terms extend past the date of the annual meeting. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.

It is contemplated that all the nominees will stand for election. Should any nominee become unavailable for election, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee recommended by the board of directors.

If any director is unable to serve his full term, the board, by majority vote of the directors then in office, may designate a substitute.

Nominees for Election to serve until the 2019 Annual Meeting

The following table sets forth information regarding the nominees for director to hold office until the 2019 annual meeting of stockholders:

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Joseph A. Amato 80 Years
Director since 1989; Real estate developer; Managing partner of the Kent Companies, owner, manager and developer of income producing real estate since 1970. Mr. Amato has been principally engaged in real estate development activities for more than 40 years, developing residential and commercial properties. In addition he has for many years owned and managed residential and commercial real estate. His activities have involved, among other things, land acquisition, infrastructure installation, building design, construction supervision, zoning, budgeting, negotiations with lending institutions and property sales. His broad experience has encompassed many aspects of real estate development and management and he brings his broad and varied experiences to our board of directors.

Jeffrey A. Gould 50 Years
Director since 1999, Vice President from 1989 to 1999 and Senior Vice President since 1999; Since 1996, President, from 1996 through 2001, Chief Operating Officer, and since 2002, Chief Executive Officer of BRT Realty Trust, a New York Stock Exchange listed real estate investment trust; Trustee of BRT Realty Trust since 1997; Since 1996, Senior Vice President and since 2013, director of Georgetown Partners, Inc., the managing general partner of Gould Investors. Jeffrey A. Gould is the son of Fredric H. Gould and brother of Matthew J. Gould. Mr. Gould has spent his entire career in the real estate business. His principal activity for more than the past 17 years has been first as chief operating officer and then as chief executive officer of BRT Realty Trust. In these capacities, he has operated a public REIT, dealt with many areas in the real estate field, including evaluation, management and real estate acquisitions and dispositions, and is highly qualified to serve as a member of our board of directors.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Matthew J. Gould 56 Years
Chairman since June 2013, Vice Chairman from 2011 through June 2013; Director since 1999; President and Chief Executive Officer from 1989 to 1999 and a Senior Vice President from 1999 through 2011; From 1996 through 2013, President, and from 2013, Chairman of the Board and Chief Executive Officer of Georgetown Partners, the managing general partner of Gould Investors; Senior Vice President of BRT Realty Trust since 1993 and Trustee since 2001; Vice President of Majestic for more than the past five years. Matthew J. Gould is the son of Fredric H. Gould and brother of Jeffrey A. Gould. In addition to his general knowledge of real estate matters, he devotes a significant amount of his business time to the acquisition and sale of real property, and he brings his knowledge and expertise in these areas to his board activities. He also has experience in mortgage financing and real estate management, activities in which he is frequently involved. His more than 30 years’ experience as a real estate executive is a valuable asset to our board of directors.

J. Robert Lovejoy 71 Years
Director since 2004 and Independent Lead Director since 2011; Partner and Chief Administrative Officer of Deimos Asset Management LLC, a privately owned multi-strategy hedge fund management company, since February 2015. Founder and principal of J.R. Lovejoy & Co. LLC, providing consulting and advisory services to corporate, investment and financial clients; Director from 2000 to 2013, Chairman from 2011 to 2013, and Interim Chief Executive Officer from 2011 to 2012 of Orient-Express Hotels Ltd., (now called Belmond Ltd.), a New York Stock Exchange listed luxury lodging company and sophisticated adventure travel operator; Partner, Chief Administrative Officer and General Counsel of Coatue Management LLC, a privately owned investment management company, from 2009 through 2010; Managing Director of Groton Partners, LLC, merchant bankers, from 2006 to 2009; Senior Managing Director of Ripplewood Holdings, LLC, a private equity investment firm, from 2000 to 2005; a Managing Director of Lazard Freres & Co. LLC and a General Partner of Lazard’s predecessor partnership for over 15 years prior to 2000. Mr. Lovejoy, an attorney, has extensive experience in asset management and investment and merchant banking, and throughout his career has been involved in raising capital in private and public transactions, mergers and acquisitions, business law and accounting issues. His exposure to these areas makes him a valued member of our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF JOSEPH A.
AMATO, JEFFREY A. GOULD, MATTHEW J. GOULD AND J. ROBERT LOVEJOY AS DIRECTORS.

Directors to Continue in Office Until the 2017 Annual Meeting

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Charles L. Biederman 82 Years
Director since 1989; Chairman from 2008 to 2010 of Universal Development Company, a commercial general contractor engaged in turnkey hotel, commercial and residential projects; Principal of Sunstone Hotel Investors, LLC, a company engaged in the management, ownership and development of hotel properties, from 1994 to 2007; Executive Vice President of Sunstone Hotel Investors, Inc., a real estate investment trust engaged in the ownership of hotel properties, from 1994 to 1998 and Vice Chairman of Sunstone Hotel Investors from 1998 to 1999. Mr. Biederman, a professional architect, was involved for many years in the development and construction of residential communities. He subsequently became involved, as an executive officer and a director, in the activities of a publicly traded real estate investment trust engaged in the ownership of hotel properties and developed, as an investor, principal and partner, residential properties and hotels. In his business activities he has been involved in all aspects of real estate ownership and operation and in real estate development, which includes financing and related financial matters.

James J. Burns 76 Years
Director since 2000; Consultant (with continued primary responsibility for income tax reporting and compliance) from 2009 through 2015, Vice Chairman from 2006 to 2009 and from 1999 to 2006, Senior Vice President and Chief Financial Officer of Reis, Inc., formerly, Wellsford Real Properties, Inc.; Partner of Ernst & Young LLP, certified public accountants, and a predecessor firm from 1977 to 1999; Director and chairman of the audit committee of Cedar Realty Trust, Inc., a real estate investment trust engaged in the ownership, development, management and leasing of retail properties, since 2001. Mr. Burns has been involved for more than 50 years in accounting and auditing issues, specializing since 1975 in the real estate industry. His experience as a certified public accountant, wealth of knowledge in financial and accounting matters and his involvement as an officer and director of, and as adviser to, real estate investment trusts and other real estate companies (including service for more than four years as chairman of our audit committee), makes him valuable as a member of, and financial expert to, our audit committee, and an important member of our board of directors.

Patrick J. Callan, Jr. 53 Years
Director since 2002, President since 2006 and Chief Executive Officer since 2008; Senior Vice President of First Washington Realty, Inc. from 2004 to 2005; Vice President of Real Estate for Kimco Realty Corporation, a real estate investment trust, from 1998 to 2004. Mr. Callan joined us in 2002, as a director, with significant experience in commercial leasing with a publicly traded real estate investment trust and thereafter served as a senior executive officer of another real estate investment trust. His knowledge of our business and our industry made him an excellent choice to become our president in 2006 and our chief executive officer in 2008.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Louis P. Karol 58 Years
Director since 2010; Partner of Karol & Sosnik, P.C. (f/k/a Karol Hausman & Sosnik, P.C.), attorneys at law, a firm he founded in 1993, which focuses on estate and trust matters and tax planning. He has also represented entities and individuals in the acquisition and sale of real estate. Mr. Karol has served as a Director of Grandparents.com., Inc. since 2014 and as a member of its audit committee since 2016. Mr. Karol holds a master’s degree in taxation from New York University School of Law and is admitted to practice in the United States Tax Court. His education and experience are of benefit to our board in its deliberations.

Directors to Continue in Office Until the 2018 Annual Meeting

Joseph A. DeLuca 70 Years
Director since 2004; Principal and sole shareholder of Joseph A. DeLuca, Inc., engaged in commercial and multifamily real estate debt and equity investment advisory and restructuring, since 1998; Director of Capmark Bank, a commercial and multifamily Industrial Bank real estate lender from 2011 through its successful resolution, repayment of all deposits, collection / liquidation of assets, return of shareholder (parent) capital and completion of de-banking at year end 2013; Member of Board of Managers of Wrightwood Capital LLC, a private commercial real estate lender and investment manager beginning in 2010 and continuing through June 2015, encompassing modifications to Wrightwood’s financing structure, operating platform and the restructuring/monetizations of its real estate assets and portfolios; Consultant to Gramercy Capital Corp. from 2008 to 2011 for restructuring /special servicing /monetization of various real estate investments; Principal of MHD Capital Partners, LLC from 2006 to 2009, an equity oriented real estate investing entity; Director of Real Estate Investments for Equitable Life Assurance Society of America under a consulting contract from 1999 to 2002; Executive Vice President /Managing Director/Group Head of the Real Estate Finance & Real Estate Investment Banking Groups for Chemical Bank from 1990 through the 1996 merger with the Chase Manhattan Bank, and continuing as Managing Director / Group Head of the Chase Real Estate - Finance & Investment Banking Groups to 1998. After leaving the bank in 1998, Mr. DeLuca has been a consultant on real estate matters to various public and private entities. His years of experience in banking and the real estate industry, particularly in real estate finance matters, provides our board with a director who has exceptional knowledge and understanding of real estate finance, credit issues from both the lender’s and borrower’s perspectives, and investment property acquisitions and dispositions.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Fredric H. Gould 80 Years
Vice Chairman since June 2013, Chairman from 1989 through June 2013, Chief Executive Officer from 1999 to 2001 and from 2005 to 2007; From 1997 through 2013, Chairman of Georgetown Partners, Inc., managing general partner of Gould Investors, which is primarily engaged in the ownership and operation of real estate properties held for investment; Since 1984, a Trustee of, and from 1984 through 2013, Chairman of the Board of BRT Realty Trust; Vice President and sole stockholder of Majestic for more than the past five years. Director of EastGroup Properties, Inc., a real estate investment trust engaged in the acquisition, ownership and development of industrial properties, since 1998. Fredric H. Gould is the father of Jeffrey A. Gould and Matthew J. Gould. Mr. Fredric H. Gould has been involved in the real estate business for over 50 years, as an investor and owner, and as the chief executive officer of publicly traded real estate entities and real estate investment trusts. He has also served as a director of four real estate investment trusts, including serving as Chairman of the Board of our company, and as a Director and a member of the loan committee of two savings and loan associations. His knowledge and experience in business, finance, tax, accounting and legal matters and his knowledge of our business and history makes him an important member of our board of directors.

Leor Siri 43 Years
Director since 2014; Since 2014, Chief Financial Officer and a member of the Management Committee of Silverstein Properties, Inc.; Chief Financial Officer of Ian Schrager Company from 2013 to 2014; Chief Financial Officer and member of the Executive Investment Committee of Seavest Inc., from 2011 to 2013; Chief Accounting Officer, Treasurer and Director of Elad Group, Ltd. from 2006 to 2011; from 1996 to 2006, served in various capacities (including senior manager) at Ernst & Young, LLP. Mr. Siri is a certified public accountant. His experience as chief financial officer of businesses engaged in the real estate industry adds an informed voice to our board and audit committee.

Eugene I. Zuriff 76 Years
Director since 2005; Consultant to the restaurant industry since 2010; Vice Chairman of PBS Real Estate LLC, real estate brokers, from 2008 through 2010; President of The Smith & Wollensky Restaurant Group, Inc., a developer, owner and operator of a diversified portfolio of white tablecloth restaurants in the United States, from 2004 to 2007; Consultant to The Smith & Wollensky Restaurant Group, Inc., from 1997 to 2004 and a Director of The Smith & Wollensky Restaurant Group, Inc., from 1997 to 2007; Director and member of the corporate compliance committee of Israel Discount Bank of New York since 2015; Director of Doral Federal Savings Bank from 2001 to 2007 and Chairman of its audit committee from 2001 to 2003. Mr. Zuriff’s experience as President and a Director of a publicly traded entity, as a director and committee member of various banks, provide him with knowledge and experience that is important to our board in its deliberations.

ONE LIBERTY PROPERTIES, INC. 2016 INCENTIVE PLAN
(PROPOSAL 2)

Highlights of the Plan

Set forth below are some of the highlights of the Plan.

•	A maximum of 750,000 shares are available for grant under the Plan;
•	Options, restricted stock, restricted stock units, dividend equivalent rights and performance based awards may be granted;
•	A non-management director may not be granted awards with respect to more than 10,000 shares in any year;
•	No person may be granted more than 100,000 shares in any year pursuant to each type of award other than with respect to stock options as to which no more than 50,000 shares may be granted in each year;
•	Without stockholder approval, we will not (i) reprice, replace or regrant, an outstanding option either in connection with the cancellation of such option or by amending an award agreement to lower the exercise price of such option, (ii) cancel outstanding options in exchange for cash or other awards; and (iii) except as otherwise provided for in the Plan, repurchase outstanding unvested restricted stock or unvested RSU’s in exchange for cash or accelerate the vesting of outstanding unvested shares of restricted stock or RSU’s.

General

The Board has approved, subject to stockholder approval, the adoption of the One Liberty Properties, Inc. 2016 Incentive Plan.

The Board believes that granting equity based compensation is an important component of our compensation structure. The purpose of the Plan is to motivate, retain and attract employees, officers and directors of experience and ability and to further the financial success of our company by aligning the interests of participants in the Plan, through the ownership of shares of common stock, with the interests of our stockholders.

An aggregate of 805,000 shares of restricted stock and restricted stock units (i.e., 605,000 shares of restricted stock and 200,000 restricted stock units) issued pursuant to all of our equity incentive plans are outstanding as of the close of business on April 15, 2016. Since the restricted shares have a five year cliff-vesting requirement, the outstanding restricted shares vest in approximately equal annual amounts through 2021. The restricted stock units vest in 2017 subject to satisfaction of performance based conditions. See “Executive Compensation – Outstanding Equity Awards at Fiscal Year End.” There are 102,050 shares available to be awarded pursuant to our 2012 Incentive Plan (the “2012 Plan”) and we propose the adoption of the Plan pursuant to which up to 750,000 shares may be awarded. If stockholders adopt the Plan, no further awards will be made under the 2012 Plan. As of the close of business on April 15, 2016, there were           shares outstanding. Generally, the awards granted each year have represented less than 1% of our outstanding shares at the time of grant.

It is anticipated that awards will be granted under the Plan to: 14 full-time and part-time executive officers; eight non-management directors; and approximately 33 full-time and part-time non-executive officers and employees.

The following summary of major features of the Plan is qualified in its entirety by reference to the actual text of the Plan, set forth as Annex A.

Shares Subject to the Plan

The total number of shares available for grant under the Plan will not exceed 750,000 shares. The Plan authorizes the discretionary grant of (i) incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, (ii) non-qualified stock options, (iii) restricted stock, (iv) restricted stock units, (v) dividend equivalent rights and (vi) performance-based awards. The shares available for issuance under the Plan will be authorized but unissued common shares. Shares related to awards that are forfeited, cancelled, terminated or expire unexercised will be available for grant under the Plan. Neither shares tendered by a participant to pay the exercise price of an award, nor any shares withheld by us for taxes, will be available for future grants under the Plan. In the event of a stock dividend or stock split affecting our shares, the number of shares issuable and issued under the Plan and the number of shares covered by and the exercise price and other terms of outstanding awards will be adjusted to reflect such event to prevent dilution or diminution of awards.

Administration of the Plan

The Plan will be administered by our compensation committee which, to the extent deemed necessary by the Board, will consist of two or more persons who satisfy the requirements for a “non-employee director” under Rule 16(b) under the Exchange Act, and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee has authority to administer and construe the Plan in accordance with its provisions. The compensation committee’s authority also includes the power to (a) determine persons eligible for awards, (b) prescribe the terms and conditions of awards granted under the Plan, (c) adopt rules for the administration, interpretation and application of the Plan which are consistent with the Plan and (d) establish, interpret, amend or revoke any such rules. A non-management director may not be granted awards with respect to more than 10,000 shares in any calendar year.

Options

Stock options entitle the holder to purchase a specified number of shares at a specified exercise price subject to the terms and conditions of the option grant. The purchase price per share for each incentive stock option is determined by the compensation committee, but must be at least 100% of the fair market value per share on the date of grant. The aggregate fair market value of shares with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year cannot exceed $100,000. To the extent that the fair market value of shares with respect to which incentive stock options become exercisable for the first time during any calendar year exceeds $100,000, the portion in excess of $100,000 will be treated as a non-qualified option. Options granted under the Plan may be exercisable for a term up to ten years. If a participant owns more than 10% of the total voting power of all classes of our shares at the time the participant is granted an incentive stock option, the option price per share cannot be less than 110% of the fair market value per share on the date of grant and the term of the option cannot exceed five years.

Non-qualified options may not be granted at an exercise price per share that is less than 100% of the fair market value per share on the date of the grant. Except to the extent such awards qualify as performance based awards as described below, the maximum aggregate number of shares underlying options that may be granted in one calendar year to an individual participant is 50,000.

The closing price of a share of our common stock on the New York Stock Exchange on April 12, 2016 was $21.96.

Restricted Stock and Restricted Stock Units

Restricted stock are shares that may not be sold, transferred, gifted, bequeathed, pledged, assigned or otherwise disposed of until the end of a specified restriction period. Restricted stock units or RSUs represent the right, upon satisfaction of specified conditions, to receive shares and are subject to the same restrictions on transferability applicable to restricted stock. RSU’s and shares of restricted stock will be issued at the beginning of the restriction period and the compensation committee shall set restrictions and other conditions applicable to the vesting of such award, including restrictions based on the achievement of specific performance goals, time based restrictions or any other basis determined by the compensation committee.

Recipients of restricted stock have the right to vote such shares and to receive and retain cash dividends and other distributions, if any, paid thereon, even if such restricted stock is forfeited in the future. Recipients of RSUs are not entitled to vote or, except to the extent a dividend equivalent right is granted in tandem with an RSU, receive dividends with respect to the underlying shares, until such shares have been issued. Recipients of such awards will not be entitled to delivery of the stock certificate (or its equivalent) representing the shares until all the restrictions have been fulfilled. The Plan provides that except as otherwise determined by the Committee, RSUs and shares of restricted stock for which performance and other applicable conditions have not been met will be forfeited upon the death, disability or retirement of such participant; it is anticipated that to the extent permitted by law, the Committee will, as it has in the past in connection with restricted stock awards granted pursuant to the 2012 Plan, provide that the RSUs and shares of restricted stock vest upon such occurrence.

Generally, any restricted stock or RSUs that does not vest on the vesting date, or on a date prior to the vesting date if it is determined that it cannot vest (for example due to the termination of employment prior to achievement of a time based restriction), will be forfeited to us and the recipient will not thereafter have any rights (including rights to dividends and distributions) with respect to these securities.

Except to the extent such awards qualify as performance based awards as described below, no more than 100,000 shares of each of restricted stock and RSUs will be awarded to any participant in any calendar year. We will not repurchase outstanding restricted stock or RSUs in exchange for cash. The compensation committee may grant restricted stock or RSUs and set restrictions based upon performance goals so that such grant would qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code.

Dividend Equivalent Rights

The Plan allows the Committee to grant dividend equivalents rights in tandem with the grant of RSUs and performance based awards (other than restricted stock and options). These rights entitle the holder to receive an amount of cash equal to the cash distributions that would have been paid on shares underlying the award to which such right relates, as if such shares were outstanding during the period beginning with the grant date (or if otherwise determined by the compensation committee, the beginning of the performance cycle) of the award to which such dividend equivalent right relates through the vesting date of such award. Dividend equivalents rights will only vest to the extent the related award vests.

Performance Based Awards

In view of our relatively small market capitalization in comparison to our peers, and our relatively small number of executive officers, it has been our judgment that fair and equitable compensation of our executive officers and the alignment of the interests of our executive officers with the interests of our stockholders could be accomplished by our compensation committee, with input from our chairman and senior management, analyzing our performance and the performance of each executive officer, and by awarding restricted stock to our executive officers in reasonable amounts. In view of the pay for performance emphasis of many of our peers and institutional investors, the Plan authorizes the compensation committee to grant performance based awards. Performance based awards will be made by the issuance of restricted stock units or other awards, or a combination thereof, contingent upon the attainment of one or more performance goals (described below) that our compensation committee establishes. The minimum period with respect to which performance goals are measured is one year, but the compensation committee generally intends to establish a multi-year performance cycle. The maximum number of shares with respect to which a participant may be granted performance based awards in any calendar year is 100,000 shares.

The terms and conditions of a performance based award will provide for the vesting of the award to be contingent upon the achievement of one or more specified performance goals that the compensation committee establishes. For this purpose, “performance goals” means for a performance cycle, the specific goals that the compensation committee establishes that may be based on one or more of the following performance criteria:

•	pre-tax income,
•	after-tax income,
•	net income (meaning net income as reflected in our financial reports for the applicable period),
•	operating income (including net operating income),
•	any one or more of cash flow, cash flow from operations, and free cash flow,
•	return on any one or more of equity, invested capital and assets,
•	funds available for distribution,

•	occupancy rate at any one or more of our properties,
•	total stockholder return,
•	funds from operations (“FFO”), as computed in accordance with standards established by the National Association of Real Estate Investment Trusts,
•	adjusted FFO (i.e., adjusting FFO to give effect to any one or more of the following: property acquisition costs, straight-line rent, amortization of lease tangibles, lease termination fee income, amortization of restricted stock or other non-cash compensation expense, amortization and/or write-off of deferred financing costs and debt prepayment costs),
•	stock appreciation (meaning an increase in the price or value of the shares after the date of grant of an award and during the applicable period),
•	revenues,
•	assets,
•	earnings before any one or more of the following items: interest, taxes, impairment charges, depreciation or amortization for the applicable period, as reflected in our financial reports for the applicable period,
•	reduction in expense levels,
•	operating cost management and employee productivity,
•	strategic business criteria consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, cost targets and goals relating to acquisition or divestitures; and
•	achievement of business or operational goals such as market share and/or business development.

The performance goals need not be the same with respect to all participants and may be established for the Company in the aggregate or on a per share basis (whether diluted or undiluted), may be based on an absolute or relative basis, may be based on our performance compared to the performance of businesses or indices specified by the compensation committee, may be compared to any prior period, may be based on a company-wide basis or in respect of any one or more business units, may be adjusted for non-controlling interests, and any one or more of the foregoing.

Amendment and Termination of the Plan

No awards may be made under the Plan on or after the tenth anniversary of the Plan’s effective date. Our Board may amend, suspend or terminate the Plan at any time for any reason provided that no amendment, suspension or termination may impair rights or obligations under any outstanding award without the participant’s consent or violate the Plan’s prohibition on repricing (i.e., the replacing or regranting of an option in connection with the cancellation of the option or by amending an award agreement to lower the exercise price of an option or the cancellation of any award in exchange for cash). The stockholders must approve any amendment: (i) if such approval is required under applicable law or stock exchange requirements; or (ii) that changes the no-repricing provisions of the Plan.

Compliance with Laws; Clawbacks; Compliance with REIT Requirements

The grant of awards and the issuance of shares under the Plan is subject to all applicable laws, rules and regulations, approvals by governmental and quasi-governmental authorities and the applicable provisions of any claw-back policy implemented by us, whether implemented prior to or after the grant of such award.

Awards are not exercisable if such award or its exercise could cause the participant to be in violation of any restrictions on ownership and transfer of the Company’s securities, or if, in the discretion of the Committee, such award could otherwise impair the Company’s status as a real estate investment trust under the Code.

Change in Control

Any awards granted under the Plan that are outstanding and not then exercisable or subject to restrictions at the time of a change in control (as defined in the Plan) shall become immediately exercisable and all restrictions shall be removed effective as of such change in control. The Plan defines a change in control as follows:

(a) the acquisition in one or more transactions by any person (as defined in Section 13(d) of the Exchange Act) of the beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the outstanding shares or the combined voting power of the then outstanding securities entitled to vote in the election of directors (provided that this provision is not applicable to acquisitions made individually, or as a group, by Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould and their respective spouses, lineal descendants and affiliates);

(b) individuals who, at the date of the award, constitute our Board cease for any reason to constitute at least a majority of the board, provided an individual becoming a director subsequent to the date of an award whose election or nomination for election was approved by a vote of at least a majority of the directors then comprising the board shall be considered as though such individuals were a member of the board, but excluding any individual whose initial assumption of office occurs as a result either of an actual or threatened election contest or other actual or threatened solicitation of proxies or consent by and behalf of a person other than the board;

(c) the closing of a sale or other conveyance of all or substantially all of our assets;

(d) the effective time of any merger or other business combination involving us if immediately after such transactions persons who hold a majority of outstanding voting securities entitled to vote are not persons who immediately prior to such transaction held our voting stock.

Federal Income Tax Consequences

The federal tax rules applicable to awards under the Plan under the Code are summarized below. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides.

Stock option grants under the Plan may be intended to qualify as incentive stock options under Section 422 of the Code or may be non-qualified stock options governed by Section 83 of the Code. Generally, federal income tax is not due from a participant upon the grant of a stock option, and a deduction is not taken by us. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common shares on the exercise date and the stock option grant price. We are entitled to a corresponding deduction on our income tax return. A participant will not have any taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that the alternative minimum tax may apply), and we will not receive a deduction when an incentive stock option is exercised. The treatment of a disposition of shares acquired through the exercise of a stock option depends on how long the shares were held and whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Generally, taxes are not due from the participant or owed by us when a grant of restricted stock, RSUs or performance based awards is initially made (unless the recipient of a restricted stock award makes election under Section 83(b) of the Code in which case it is taxed at the time of grant), but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., it becomes vested or transferable), in the case of restricted stock, or when shares are issuable in connection with vesting, in the case of an RSU or performance based award. Except with respect to awards for which a Section 83(b) election is made, income tax is paid on the value of the stock units or awards at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold. Generally, we will be entitled to a deduction equal to the amount of ordinary income recognized by the participant at the time the participant recognizes such income for tax purposes.

The grant of dividend equivalents rights generally will have no federal income tax consequences for the participant. Generally, the participant will recognize ordinary income and/or capital gain, depending on the characterization of such distribution as ordinary income and/or capital gain, on the amount distributed to the participant pursuant to such dividend equivalent rights. Generally, we will be entitled to a dividends paid deduction equal to the amount of ordinary income and/or capital gain recognized by the participant at the time the participant recognizes such income for tax purposes.

Section 409A of the Code affects taxation of awards to employees but does not affect our ability to deduct deferred compensation. Section 409A applies to RSUs, performance units, and performance shares. Such grants are taxed at vesting but will be subject to new limits on plan terms governing when vesting may occur. If grants under such plans do not allow employees to elect further deferral on vesting or on distribution, under the regulations, a negative impact should not attach to the grants.

Section 409A of the Code does not apply to incentive stock options, non-qualified stock options (that are not discounted), and restricted stock, provided that there is no deferral of income beyond the vesting date.

As described above, awards granted under the Plan may qualify as performance-based compensation under Section 162(m) of the Code. To qualify, stock options and other awards must be granted under the Plan by a committee consisting solely of two or more outside directors (as defined under applicable regulations) and satisfy the Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than stock options to qualify, the grant, issuance, vesting, or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in the Plan, as established and certified by a committee consisting solely of two or more outside directors.

New Plan Benefits Table

We have not determined the type, amount or recipients of awards under the 2016 plan. Accordingly, we provide the following table which reflects the awards granted in 2015 pursuant to the 2012 Incentive Plan to the persons and groups indicated as if such grants were made pursuant to the 2016 Incentive Plan. All of such awards were in the form of restricted stock that vest on a “cliff-vesting” basis five years after grant.

Name and Position	Number of Shares(1)	Dollar Value ($)(2)
Patrick J. Callan, Jr.	18,000	442,800
President and Chief Executive Officer
Lawrence Ricketts	15,000	369,000
Chief Operating Officer and Executive Vice President
David W. Kalish	8,600	211,560
Chief Financial Officer and Senior Vice President
Matthew J. Gould	8,600	211,560
Chairman of the Board
Fredric H. Gould	8,600	211,560
Vice Chairman of the Board
Executive group (14 persons)	101,400	2,494,440
Non-executive director group (8 persons)	20,000	492,000
Non-executive officer and employee group (33 persons)	8,575	210,945
(1)	Represents shares of restricted stock that generally vest five years after the date of grant.
(2)	The value for 2015 was computed based upon $24.60 per share, the closing price for a common share on the New York Stock Exchange on January 15, 2015, the grant date of these awards.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO ADOPT THE ONE LIBERTY PROPERTIES, INC. 2016 INCENTIVE PLAN. PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 3)

General

The audit committee and the board of directors is seeking ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016. A representative of Ernst & Young LLP is expected to be present at our annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

We are not required to have our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are doing so because we believe it is good corporate practice. If the stockholders do not ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP, but may, in its discretion, decide to retain such independent registered public accounting firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ interests.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

Audit and Other Fees

The following table presents Ernst & Young LLP’s fees for the services and years indicated:

	2015	2014
Audit fees(1)	$788,084	$677,036
Audit-related fees		—
Tax fees(2)	20,125	12,500
All other fees	—	—
Total fees	$808,209	$689,536
(1)	Includes fees for audit services and related expenses associated with the annual audit of our consolidated financial statements, including the audit of internal control over financial reporting, the reviews of our quarterly reports, comfort letters, consents, and review of documents filed with the SEC.
(2)	Tax fees consist of fees for tax compliance services and tax advice.

The audit committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP.

Pre-Approval Policy for Audit and Non-Audit Services

The audit committee must pre-approve all audit and non-audit services involving our independent registered public accounting firm.

In addition to the audit work necessary for us to file required reports under the Securities Exchange Act of 1934, as amended (i.e., quarterly reports on Form 10-Q and annual reports on Form 10-K), our independent registered public accounting firm may perform non-audit services, other than those prohibited by the Sarbanes-Oxley Act of 2002, provided they are approved in advance by the audit committee. The audit committee approved all audit and non-audit services performed by our independent registered public accounting firm in 2015 and 2014.

Approval Process

Annually, the audit committee reviews the audit plan and fees for that year, including the proposed audit fee associated with the audit services in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee may, at the time it reviews the proposed audit fees or subsequently thereafter, approve the provision of tax and other non-audit related services and the maximum expenditure which may be incurred for such services for such year. Any fees for the audit in excess of those approved and any fees for non-audit related services in excess of the maximum established by the audit committee must receive the approval of the audit committee.

Proposals for any other non-audit services to be performed by the independent registered public accounting firm must be approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors is comprised of four independent directors and operates under a written charter adopted by the board of directors. The audit committee reviews the charter on an annual basis. The board of directors, in its business judgment, has determined that each member of the audit committee is independent as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission, during his service on the committee.

The role of the audit committee is to select and engage our independent registered public accounting firm and to oversee and monitor, among other things, our financial reporting process, the independence and performance of the independent registered public accounting firm and the functioning of our internal controls. It is the responsibility of management to prepare financial statements in accordance with generally accepted accounting principles and of the independent registered public accounting firm to perform an independent audit of the financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.

In performing its duties, the audit committee:

•	met and held discussions with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function on our behalf;
•	discussed with the independent registered public accounting firm the overall plan for its 2015 audit and other activities and reviewed with the accounting firm performing the internal control function its work plan and the scope of its activities;
•	reviewed and discussed the year end consolidated financial statements, report of internal controls over financial reporting and the Annual Report on Form 10-K with management and the independent registered public accounting firm;
•	reviewed prior to issuance or release, the (i) unaudited quarterly financial statements prior to filing each Form 10-Q with the Securities and Exchange Commission and (ii) quarterly earnings press releases;
•	discussed our internal control procedures and their evaluation of our internal controls (including compliance with COSO 2013 principles), with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function;
•	reviewed with management the process used for the certifications under the Sarbanes-Oxley Act of 2002 of our filings with the Securities and Exchange Commission;
•	discussed with the independent registered public accounting firm matters required to be discussed by the PCAOB Auditing Standard No. 16, Communications with Audit Committee;
•	received from the independent registered public accounting firm the written disclosures regarding the auditors independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Governing Independence, and discussed with such firm its independence;
•	reviewed and approved the independent registered public accounting firm’s fees, both for performing audit and non-audit services, and considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining the independent registered public accounting firm’s independence and concluded that it was compatible.

The audit committee meets with the independent registered public accounting firm and the accounting firm performing the internal control audit function, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, and the overall quality and acceptability of our financial reporting.

Based on the reviews and discussions referred to above, the audit committee recommended that the audited financial statements for 2015 be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

The audit committee approved the retention of Ernst & Young LLP as independent registered public accounting firm for 2016 after reviewing the firm’s performance in 2015 and its independence from us and management.

Respectfully submitted.

James J. Burns
Joseph A. DeLuca
Leor Siri
Eugene I. Zuriff

EXECUTIVE COMPENSATION

Highlights

The following are highlights of our compensation practices; we encourage you to read the more detailed information set forth herein:

•	all of our executive officers are employees at will—none of our officers have employment agreements;
•	there are no severance or similar arrangements for our executive officers, other than the accelerated vesting of shares of restricted stock and RSUs upon the occurrence of specified events (e.g. death, disability, retirement or a change of control);
•	there are no excise tax gross ups or similar arrangements for our executive officers;
•	the shares of restricted stock awarded to our executive officers generally vest, assuming continued service, approximately five years after the grant date on a “cliff-vesting” basis;
•	the RSUs awarded to our executive officers in 2010 vest, assuming continued service through the 2017 vesting date, on a “cliff-vesting” basis, only if, and to the extent that, performance conditions are satisfied—we believe that these performance conditions establish challenging hurdles as only 54% of the awards would have vested as of December 31, 2015;
•	effective as of January 1, 2015, Patrick J. Callan, Jr., Chief Executive Officer and President, and Lawrence Ricketts, Jr., Chief Operating Officer and Executive Vice President, were awarded increases of 3.1% and 4.9%, respectively, in their 2015 base salaries from their 2014 base salaries;
•	based on performance criteria and discretionary factors, Messrs. Callan and Ricketts were awarded bonuses of $74,250 and $52,500, respectively, for 2015 – increases of $4,250 and $2,500, respectively, from the bonuses awarded for services in 2014. The bonuses for 2015 reflect, among other things, our funds from operations, adjusted to add back property acquisition costs, and their efforts with respect to:
(i)	the seven properties (including our partner’s interest in an unconsolidated joint venture) acquired in 2015 for an aggregate of approximately $73.5 million,
(ii)	the acquisition, through an unconsolidated joint venture in which we have a 50% equity interest, of a retail center located in Manahawkin, New Jersey for $43.5 million, inclusive of $26.1 million of new mortgage debt.
(iii)	the sale of a property for a $5.4 million gain, without giving effect to swap breakage charges, the write-off of the remaining deferred financing costs and the non-controlling interest share of income from the transaction,
(iv)	the 15 mortgage financing and refinancing transactions completed in 2015 for gross proceeds of $96.4 million, and
(v)	the overall management of our real estate portfolio, including an occupancy rate in excess of 98%.
•	long term equity awards granted in recognition of 2015 performance accounted for approximately 84% and 87% of the performance/incentive based component of compensation awarded to Messrs. Callan and Ricketts, respectively.

The compensation committee decided in December 2013 that the following changes should be phased in over time to our compensation practices with respect to our full-time named executive officers: direct cash compensation (i.e., base salary and cash bonus) should decrease as a percentage of total compensation (except to the extent based on performance criteria) and long-term incentive awards and equity based awards should increase as a percentage of total compensation. In furtherance of this objective, the committee, in June 2014, adopted a performance based cash bonus program which provides that cash bonuses are to be based on tenant occupancy rates, discretionary factors, management of the portfolio and funds from operations, adjusted to add back property acquisition costs. No specific weighting is required to be assigned to any of these factors. As a result of these determinations, which we refer to collectively as the Compensation Determinations, the number of shares of restricted stock awarded to Messrs. Callan and Ricketts for their 2015 performance (which awards were granted in 2016) increased by 2.8% and 3.3%, respectively, from the grants reflecting their 2014 performance (which were awarded in 2015) and long term equity awards granted in 2016 in recognition of 2015 performance accounted for approximately 84% and 87% of the total of the performance/incentive based compensation awarded to Messrs. Callan and Ricketts, respectively, for 2015 performance.

Compensation Discussion and Analysis

This compensation discussion and analysis describes our compensation objectives, policies and decisions as applied to the compensation provided by us in 2015 to our named executive officers. This discussion and analysis focuses on the information contained in the compensation tables that follow this discussion and analysis, but also describes our historic compensation structure to enhance an understanding of our executive compensation disclosure. Our compensation committee oversees our compensation program, recommends the compensation of the named executive officers employed by us on a full-time basis to our board of directors for its approval, recommends the annual fee paid by us to the chairman and vice chairman of our board of directors and makes determinations with respect to grants of restricted stock awards. Our audit committee recommends and approves the annual fees paid by us pursuant to a compensation and services agreement to Majestic Property Management Corp., which results in the payment by Majestic of compensation to our part-time officers, including Fredric H. Gould, Matthew J. Gould and David W. Kalish, named executive officers. Majestic Property Management Corp., which we refer to as Majestic, is wholly-owned by Fredric H. Gould, the Vice Chairman of our Board.

Background

We have two categories of officers: (i) officers who devote their full business time to our affairs; and (ii) officers who devote their business time to us on a part-time basis. Our full-time officers and employees are compensated directly and solely by us and our part-time officers and employees are compensated by Majestic which, pursuant to the compensation and services agreement, provides us the services of other personnel (including executive, administrative and legal, accounting, clerical and real property management personnel) who perform services on our behalf. In consideration for providing services and the services of such personnel, we paid Majestic a fee of $2.3 million for 2015. Majestic may earn a profit from payments made to it under the agreement. In addition, under this agreement, we made an additional payment to Majestic of $196,000 in 2015 for our share of all direct office expenses, including rent, telephone, computer services, internet usage and supplies. The amount of the annual payments to be made by us to Majestic under the compensation and services agreement are reviewed and negotiated by our audit committee and Majestic.

All of our full-time and part-time officers and other employees, including employees of affiliated companies who perform services for us on a part-time basis, receive annual restricted stock awards approved by the compensation committee.

Named Executive Officers

Our named executive officers are Patrick J. Callan, Jr., President and Chief Executive Officer and Lawrence G. Ricketts, Jr., Executive Vice President and Chief Operating Officer, both of whom devote their full time to our affairs, as well as Matthew J. Gould, chairman of our board, Fredric H. Gould, vice chairman of our board, and David W. Kalish, senior vice president and chief financial officer, each of whom devote time to our affairs on a part-time, as needed, basis.

Say-on-Pay

In reviewing our compensation practices and determinations and in approving compensation for 2015, the compensation committee was aware of the results of our June 2014 “say on pay” vote in which approximately 90% of the shares that voted on such proposal voted to approve our executive compensation practices. The committee viewed such results as supportive of our compensation philosophy, practices and determinations.

Objectives of our Compensation Program

A principal objective of our compensation program for full-time officers is to ensure that the total compensation paid to such officers is fair and competitive. The compensation committee believes that relying on this principle will permit us to retain and motivate these officers. With respect to our part-time executive officers, the compensation committee must be satisfied that such officers provide us with sufficient time and attention to meet our needs and perform their duties on our behalf. The compensation committee is of the opinion that our part-time executive officers perform valuable services on our behalf, devote sufficient time and attention to our business needs, are able to meet our needs fully and perform their duties effectively. The compensation committee is also of the opinion that utilizing the services of various senior officers with diverse skills on a part-time basis enables us to benefit from a greater degree of executive experience and competence than an organization of our size could otherwise afford.

Compensation Setting Process

Full-time Officers

We determine compensation for our full-time named executive officers on a case-by-case basis, and our compensation decisions may include subjective determinations. We do not use formal performance targets to determine compensation except with respect to RSUs, which are performance based awards issued in 2010. Further, cash bonuses are based upon the performance criteria described above. Base salaries are determined immediately preceding the year in which such salaries are to be paid, cash bonuses are determined at the end of the year in which services are rendered and generally paid in the following year and restricted stock awards for service in a particular year are granted in the following year.

In determining compensation for 2015, the recommendations of the chairman and/or vice chairman of our board played a significant role in the compensation setting process since these officers are aware of each officer’s duties and responsibilities and were most qualified to assess the level of each officer’s performance. The chairman and /or vice chairman of our board, prior to making recommendations to the compensation committee concerning each full-time officer’s compensation, consulted with other senior executive officers, including our president and chief executive officer. During the process, our overall performance for the applicable year, including total revenues, funds from operations, adjusted funds from operations, net income, dividends, performance of our common stock and acquisition, disposition, financing and portfolio management activities were taken into consideration. None of these measures of performance was given more weight than any other. The chairman and/or vice chairman of our board and other senior officers also assessed each individual’s performance in such year, which assessment was highly subjective. During this process, the chairman and/or vice chairman of our board proposed to the compensation committee with respect to each full-time named executive officer, a base salary for 2015, a bonus applicable to 2015 and payable in 2016 and the number of shares of restricted stock to be awarded to each full-time named executive officer. In reviewing these recommendations and evaluating whether to accept, reject or modify the recommendations, the compensation committee applied the Compensation Determinations. The final recommendations by the compensation committee on compensation matters with respect to our full-time named executive officers were reported to the board of directors, which approved the recommendations of the committee with respect to these officers.

Part-time Officers

We believe that using part-time officers pursuant to the compensation and services agreement enables us to benefit from access to, and the services of, a group of senior officers with experience and knowledge in real estate ownership, operations, management and finance, legal, accounting and tax matters that an organization our size could not otherwise afford. The base compensation, bonus, if any, and perquisites to be paid in the aggregate to our part-time officers by the entities for which these officers provide services (other than us) is determined by our Chairman and/or Vice Chairman, in consultation with certain of our part-time senior officers, in their capacity as officers of such entities.

Our part-time officers, including our Chairman and Vice Chairman, also receive compensation from other business entities, most of which are owned or controlled by Fredric H. Gould, for services rendered to such entities.

Components of Executive Compensation

Full-time Officers

The principal elements of our compensation program for our full-time officers are:

•	base salary;
•	annual bonus;

•	long-term equity in the form of restricted stock and long-term equity incentives in the form of RSUs; and
•	special benefits and perquisites (e.g., contributions to our defined contribution plan, additional disability insurance, an automobile allowance and automobile maintenance and repairs).

Base salary and annual bonus are cash-based, while long-term equity and long-term equity incentives consists of restricted stock awards and RSUs, respectively. In determining compensation, the compensation committee does not have a specific allocation goal between cash and equity-based compensation though the committee determined that base salary and cash bonuses (except to the extent based on the attainment of performance criteria), should continue to decrease as a percentage of total compensation and long-term equity and other incentive awards should increase as a percentage of total compensation.

Part-time Officers

In 2015, except for the $262,500 annual compensation we paid to the chairman of our board and the $105,000 paid to the vice chairman of our board, the only form of direct compensation we provided our part-time officers was the granting of long-term equity in the form of restricted stock awards. For services rendered to us, our part-time officers are compensated by Majestic, which was paid a fee of approximately $2.3 million (excluding $196,000 as reimbursement for our share of direct office expenses) in 2015 pursuant to the compensation and services agreement.

Base Salary

Base salary is the basic, fixed form of compensation for the job an officer performs and provides each officer with a guaranteed annual income.

Full-time Officers: Any increase in base salary is determined on a case by case basis, is not formula based and is based upon, among other considerations (i) our performance in the preceding year, (ii) such officer’s current base salary, (iii) amounts paid by other REITs for officers performing substantially similar functions, (iv) years of service, (v) job responsibilities, (vi) the individual’s performance and (vii) the recommendations of the Chairman and/or Vice Chairman of the board and other senior executive officers. Base salary is generally determined the month before the beginning of the calendar year in which such base salary is to take effect.

Part-time Officers: The base salary of our part-time officers is paid by Majestic and its affiliates. Since the annual fee paid to Majestic is approved by the audit committee and the board of directors, the compensation committee is not involved in determining the base salaries of these officers.

Bonus

Full-time Officers: We provide the opportunity for our full-time officers to earn an annual cash bonus. We provide this opportunity both to reward our personnel for past performance and to motivate and retain them. We recognize that annual bonuses are almost universally provided by our competitors. In view of the fact that only two of our named executive officers devote their full-time to our affairs, annual cash bonuses for such named executive officers are recommended on a case-by-case basis by our Chairman of the Board and/or Vice Chairman to the compensation committee. During the process, adjusted funds from operations, occupancy rate, the overall management of the portfolio and discretionary factors are taken into consideration. The discretionary factors included total revenues, rental income, funds from operations, net income, dividends paid to stockholders, investor relations activities and subjective considerations. None of these measures of performance is given more weight than any other and they are used to provide an overall view of our and the executive’s performance for the preceding year. Once it has determined the annual bonus to be paid to each of these executive officers, the compensation committee presents its recommendations to the board of directors for its approval. These bonuses are generally determined at the end of the year for which such bonus is awarded and is generally paid in the beginning of the following year.

Part-time Officers: The annual bonus, if any, to be paid to any part-time officer is paid by Majestic and its affiliates. Since the annual fee paid to Majestic is approved by the audit committee and the board of directors, the compensation committee is not involved in determining the bonuses paid to part-time officers.

Long-term Equity and Long-term Equity Incentive Awards

We provide the opportunity for our full-time and part-time officers to receive long-term equity and long-term equity incentive awards. These compensation programs are designed to recognize responsibilities, reward performance, motivate future performance, align the interests of our officers with those of our stockholders and retain our officers. The compensation committee makes determinations with respect to the grant of equity awards for all our employees, including part-time officers and employees. In determining the long-term equity and long-term equity incentive compensation components, the compensation committee considers all factors it deems to be relevant, including our performance and individual performance, and in making such determination with respect to our full-time named executive officers, took into account the Compensation Determinations. Existing stock ownership levels are not a factor in award determinations. As of December 31, 2015, all outstanding equity awards were granted under either our stockholder approved 2009 Incentive Plan or 2012 Incentive Plan.

In 2010, we issued RSUs to ten individuals, including our named executive officers. Each RSU entitles the recipient to one share of common stock upon vesting. Assuming continued service, vesting occurs on June 30, 2017 if and to the extent pre-established market (i.e., average total stockholder return) or performance (i.e., average annual return on capital) conditions are met. See “Outstanding Equity Awards at Fiscal Year End.” Further, at least 50% of the shares that are issued pursuant to vested RSUs must be retained until 2020 and the shares may be subject to a “clawback” in the event of a restatement of our financial statements. We initiated the use of RSUs as an element of our long-term equity compensation program with the expectation that in light of the seven year vesting period and the need to satisfy market and/or financial performance conditions, these awards would further align the interests of our executive officers with our stockholders and reward long-term market and financial performance.

We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options, restricted stock or RSUs. We generally grant restricted stock awards which vest after five years of service and in 2010, granted RSUs that vest after seven years of service if, and to the extent, specified performance or market conditions are met. The compensation committee generally believes that restricted stock awards and RSUs are more effective than options in achieving our compensation objectives. Restricted stock has a greater retention value than options because of its five-year cliff vesting requirement and because before vesting, cash dividends are paid on all outstanding restricted stock as an additional element of compensation. RSUs provide an additional incentive component to equity based awards in that the units only vest if, and to the extent, performance or market conditions are satisfied. Restricted stock and RSUs align the interests of our officers with our stockholders and because fewer shares are normally awarded than in connection with the grant of options, they are potentially less dilutive.

Our equity compensation grants are made in January of each year in recognition of services provided for the prior year. We do not have a formal policy on timing these grants in connection with the release of material non-public information and in view of the five-year and seven-year “cliff” vesting requirements with respect to restricted stock awards and RSUs, respectively, we do not believe such a formal policy is necessary.

Our compensation committee has reviewed our compensation policies and practices to ascertain if the risks arising from such policies or practices are reasonably likely to have a materially adverse effect on us. The compensation committee concluded that while our compensation program takes into account our performance, the program does not encourage excessive or unnecessary risk-taking and our policies and practices achieve a balance between annual performance and long-term growth.

Executive Benefits and Perquisites

Full-time Officers: We provide our full-time officers with a competitive benefits and perquisites program. We recognize that similar benefits and perquisites are commonly provided at other companies with which we might compete for talent. We review our benefits and perquisites program periodically to ensure it remains fair to our officers and employees. For 2015, the benefits and perquisites we provided to our officers were a small percentage of the compensation provided by us to them.

Employment and Severance Agreements; Post-Employment Benefits; Change of Control

None of our named executive officers have employment or severance agreements with us. They are “at will” employees who serve at the pleasure of our board of directors.

We do not provide for any post-employment benefits to our named executive officers other than (i) their right to the vested portion of the defined contribution plan in which they participate and (ii) under the circumstances generally described below, the accelerated vesting of our restricted stock awards and RSUs.

Generally, in the event of death, disability (i.e., the inability to engage in gainful activity due to a life threatening or long lasting mental or physical impairment) or retirement (i.e., having reached the age of 65 and worked for us for at least ten consecutive years), such person’s shares of restricted stock vest fully and a pro-rata portion of their RSUs will vest (giving effect to, among other things, the amount of time between the grant and the triggering event) if and to the extent the applicable performance or market conditions are met as of June 30, 2017. In addition, upon a change of control, the shares of restricted stock and RSU’s vest fully without regard to satisfaction of market or performance conditions. Subject to the specific terms and conditions of the applicable plan and award agreement, a change of control is generally deemed to occur if, (i) any person becomes the “beneficial owner” of securities representing 25% or more of the combined voting power of our then outstanding securities, (ii) a business combination or sale of all or substantially all of our assets is completed or (iii) there is a change in the composition of a majority of our board of directors, other than changes approved by incumbent directors.

Compensation of the Chairman and Vice Chairman of the Board

In 2015 we paid, and in 2016 we intend to pay, our chairman $262,500 and our vice chairman $105,000, for serving in such capacities. These officers did not receive any additional direct compensation from us in 2015 other than restricted stock awards. For additional information regarding compensation of these officers, see “Executive Compensation—Summary Compensation Table” and “Certain Relationships and Related Transactions.”

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of certain compensation in excess of $1 million earned by specified executive officers of publicly held companies. The compensation committee generally intends to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable but has not adopted a formal policy that requires all compensation paid to the officers to be fully deductible.

Analysis

Summary

In accordance with the compensation setting process described above, the following base salaries, bonuses and equity awards were approved for our full-time named executive officers for 2015 and 2014:

	Base Salary			Cash Bonus			Equity Grants
Name	2015 ($)(1)	2014 ($)(1)	% Change	2015 ($)(2)	2014 ($)(2)	% Change	2015 (#)(2)(3)	2014 (#)(2)(3)	% Change
Patrick J. Callan, Jr.	742,000	720,000	3.1	74,250	70,000	6.1	18,500	18,000	2.8
Lawrence G. Ricketts, Jr.	388,000	370,000	4.9	52,500	50,000	5.0	15,500	15,000	3.3
(1)	Messrs. Callan’s and Ricketts’ base salaries for 2016, which were determined in November/December 2015, are $765,000 and $411,500, respectively.
(2)	Reflects the bonuses and equity awards (i.e., restricted stock awards) in recognition of performance for such year, which bonuses and awards are paid and granted, respectively, in the following year.
(3)	Represents the number of shares of restricted stock awarded. The fair value of the shares of restricted stock granted in 2015 and 2014 to (i) Mr. Callan was $402,190 and $442,800, respectively, and (ii) Mr. Ricketts was $336,970 and $369,000, respectively. Long term equity awards granted in 2016 in recognition of 2015 performance accounted for 84.4% and 87% of the performance/incentive based compensation awarded to Messrs. Callan and Ricketts, respectively.

Base Salary and Bonus

The compensation committee concluded that the 3.1% and 4.9% increase in base salary for Messrs. Callan and Ricketts, respectively, for 2015 from 2014 was appropriate as a general cost of living increase.

In determining cash bonuses for 2015, the compensation committee took into account the Compensation Determinations by considering the following performance criteria: our funds from operations, adjusted to add back property acquisition costs, and Messrs. Callan and Ricketts efforts with respect to: (i) the seven properties acquired in 2015 for an aggregate of approximately $73.5 million, (ii) our acquisition, through an unconsolidated joint venture in which we have a 50% equity interest, of a retail center located in Manahawkin, New Jersey for $43.5 million, inclusive of $26.1 million of new mortgage debt, (iii) the sale of a property for a $5.4 million gain, (iv) the 15 mortgage financing and refinancing transactions completed in 2015 for gross proceeds of $96.4 million, and (v) the overall management of our real estate portfolio and in particular, our physical occupancy rate that exceeded 98% for 2015. As a result, Messrs. Callan and Rickets were awarded cash bonuses of $74,200 and $52,500, respectively, representing increases of $4,250 and $2,500, respectively, from the bonuses they received for 2014.

Long-term Equity and Equity Incentive Awards

We believe that our long-term equity and equity incentive compensation programs, using restricted stock awards with five-year cliff vesting and RSUs with seven-year cliff vesting, is an appropriate incentive for our officers and is a beneficial retention tool. We are mindful of the potential dilution and compensation cost associated with awarding shares of restricted stock and RSUs and, therefore our policy is to minimize dilution. In 2015, we awarded 129,975 shares of restricted stock with an aggregate grant date fair value of $2.9 million—such shares represented 0.8% of our issued and outstanding shares at the grant date. In the five years ended December 31, 2015, we awarded an aggregate of (i) 544,965 restricted shares, representing an average of 0.74% per annum of our outstanding shares of common stock as of the respective grant dates and (ii) RSUs for 200,000 shares of common stock, representing 0.35% of our outstanding shares of common stock as of the grant date. We believe the cumulative effect of the awards is not overly dilutive and has created significant incentives for our officers and employees.

After reviewing the aggregate compensation received by our full-time named executive officers, our performance in 2015, and the performance and responsibilities of each named executive officer, and taking into account the compensation committee’s desire to emphasize equity based awards as a more significant component of total compensation for our full-time named executive officers while at the same time minimizing stockholder dilution, we awarded in 2016, for 2015 performance, 18,500 shares and 15,500 of restricted stock to Messrs. Callan and Ricketts, respectively, representing 84.4% and 87%, respectively, of the total of the performance/incentive based compensation awarded to them for 2015 performance. In addition, we awarded in 2016, for 2015 performance, 9,200 shares of restricted stock to each of David W. Kalish, Fredric H. Gould and Matthew J. Gould, representing a 7% increase from the awards they were granted in 2015, for 2014 performance. All of such shares vest in full, assuming continued employment, in 2021, subject to accelerated vesting upon the occurrence of specified events.

We intend to continue to award restricted stock as we believe (i) restricted stock awards align management’s interests and goals with stockholders’ interests and goals and (ii) officers and employees are more desirous of participating in a restricted stock award program and, therefore, it is an excellent motivator and employee retention tool. We have not made any determination as to whether we will award any RSUs or stock options in the future.

Perquisites

The perquisites we provide to our full-time officers represent a small percentage of the compensation paid by us to these officers. We believe that such perquisites are competitive and appropriate.

Employment and Severance Agreements

We do not enter into employment agreements or severance agreements with any of our officers or employees as we believe such agreements are not beneficial to us, and that we can provide sufficient motivation to officers by using other types of compensation.

Post-Employment Benefit Programs

The following table sets forth the value (based on our stock price of $21.46 per share as of December 31, 2015) of equity awards that would vest upon the occurrence of the specified events as of December 31, 2015:

	Upon Death or Disability(1)		Upon a Change of Control
Name	Restricted Stock ($)	RSUs ($)(2)	Restricted Stock ($)	RSUs ($)
Patrick J. Callan, Jr.(3)	1,414,214	843,461	1,414,214	1,073,000
David W. Kalish	824,064	240,977	824,064	306,556
Lawrence G. Ricketts, Jr.(3)	1,148,110	674,769	1,148,110	858,400
Matthew J. Gould	824,064	240,994	824,064	306,578
Fredric H. Gould	824,064	240,994	824,064	306,578
(1)	Because they have reached the age of 65 and have satisfied the period of service requirements, only the RSUs (assuming satisfaction of performance and market conditions as of June 30, 2017) and restricted stock owned by Messrs. Kalish and Fredric H. Gould would vest upon their retirement as of December 31, 2015; the market value of such person’s restricted stock awards and RSUs are reflected in the applicable column.
(2)	Assumes that the maximum level of market and performance conditions would be achieved at June 30, 2017. See “Outstanding Equity Awards at Fiscal Year End.”
(3)	See “Summary Compensation Table” for information regarding the amount accumulated for this individual pursuant to our defined contribution plan.

Equity Ownership Policy

We do not have any policy regarding specific stock ownership requirements for officers or directors. In view of the fact that our executive officers and directors as a group own approximately 4.0 million shares of common stock representing 23.3% of our outstanding shares, we do not believe there is a need to adopt a policy regarding ownership of shares of our common stock by our officers and directors.

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for the periods indicated of our CEO, CFO, and our three other named executive officers in 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)		Total ($)
Patrick J. Callan, Jr.	2015	742,000	74,250	442,800	215,109	(6)	1,474,159
President and Chief Executive	2014	720,000	70,000	297,830	150,502		1,238,332
Officer(4)	2013	700,000	70,000	269,875	141,729		1,181,604
David W. Kalish	2015	—	—	211,560	188,172	(7)	399,732
Senior Vice President and	2014	—	—	176,644	154,924		331,568
Chief Financial Officer(5)	2013	—	—	185,674	141,713		327,387
Lawrence G. Ricketts, Jr.	2015	388,000	52,500	369,000	131,842	(8)	941,342
Executive Vice President and	2014	370,000	50,000	236,210	115,590		771,800
Chief Operating Officer(4)	2013	355,000	50,000	215,900	109,583		730,483
Matthew J. Gould	2015	262,500	—	211,560	290,172	(9)	764,232
Chairman of the Board(5)	2014	250,000	—	176,644	237,463		664,107
	2013	175,000	—	185,674	203,049		563,723
Fredric H. Gould	2015	105,000	—	211,560	60,672	(10)	377,232
Vice Chairman of the Board(5)	2014	100,000	—	176,644	51,750		328,394
	2013	175,000	—	185,674	76,292		436,966
(1)	Reflects bonuses paid in 2016, 2015 and 2014 for services rendered in 2015, 2014 and 2013, respectively.
(2)	Represents awards of restricted stock granted in 2015, 2014 and 2013, respectively, at the grant date fair value of such awards calculated in accordance with Accounting Standards Codification Topic 718—Stock Compensation, excluding the effect of estimated forfeitures. These amounts do not correspond to the actual values that will be realized by the named executives. Grant date fair value assumptions are consistent with those disclosed in Note 11 — Stockholders’ Equity - Stock Based Compensation, in the consolidated financial statements included in our 2015 Annual Report on Form 10-K. In January 2016, we granted 18,500 and 15,500 shares of restricted stock to Messrs. Callan and Ricketts, respectively, with a grant date fair value of $402,190 and $336,970, respectively, and 8,600 shares of restricted stock to each of Messrs. Kalish, M. Gould and F. Gould, with a grant date fair value of $186,964 for each such award.
(3)	Majestic provided services to us and to other affiliated and non-affiliated entities. Majestic paid our executive officers an aggregate of $850,000 for services they provided on our behalf in 2015. We include in the “All Other Compensation” column for Messrs. Kalish, F. Gould and M. Gould the amounts, if any, Majestic paid them for services they performed on our behalf for each of the years presented. Amounts reflected for Messrs. Kalish, F. Gould and M. Gould, for 2014 and 2013 have been reclassified to conform to the 2015 presentation. See “Certain Relationships and Related Transactions” for additional information.
(4)	All compensation received by Messrs. Callan and Ricketts is paid solely and directly by us.
(5)	Other than the restricted stock awarded to these individuals and the fees paid to Messrs. M. Gould and F. Gould for serving as Chairman and Vice Chairman, respectively: (a) we did not pay, nor were we allocated, any portion of such person’s base salary, bonus, defined contribution plan payments or perquisites in 2015, 2014 and 2013; and (b) the services of these individuals is provided to us pursuant to the compensation and services agreement with Majestic.
(6)	Includes a $39,750 contribution to our defined contribution plan, dividends of $104,122 on unvested restricted stock and perquisites aggregating $71,237, of which $42,718 represents an education benefit, $22,594 represents an automobile allowance and related insurance, maintenance and repairs and $5,925 represents the annual premium for additional disability insurance. Approximately $425,000 has accumulated for this individual pursuant to our defined contribution plan.

(7)	Includes dividends of $60,672 on unvested restricted stock and $127,500 Majestic paid him for the services he performed on our behalf. See note 3 above and “Certain Relationships and Related Transactions.”
(8)	Includes dividends of $84,530 on unvested restricted stock, a contribution of $39,750 to our defined contribution plan, and perquisites of $7,562, representing an automobile allowance and related expenses. Approximately $566,000 has accumulated for this individual pursuant to our defined contribution plan.
(9)	Includes dividends of $60,672 on unvested restricted stock and $229,500 Majestic paid him for the services he performed on our behalf. See note 3 above and “Certain Relationships and Related Transactions.”
(10)	Represents dividends of $60,672 on unvested restricted stock. See note 3 above and “Certain Relationships and Related Transactions.”

GRANT OF PLAN BASED AWARDS DURING 2015

The following table summarizes information regarding restricted stock awards granted in 2015 pursuant to our 2012 Incentive Plan:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Patrick J. Callan, Jr.	1/15/2015	18,000	442,800
David W. Kalish	1/15/2015	8,600	211,560
Lawrence G. Ricketts, Jr.	1/15/2015	15,000	369,000
Matthew J. Gould	1/15/2015	8,600	211,560
Fredric H. Gould	1/15/2015	8,600	211,560
(1)	These shares generally vest five years from the grant date, subject to such persons continued employment. Dividends are paid with respect to such shares, regardless of whether the shares vest.
(2)	Based on the closing price of $24.60 per share on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information as of December 31, 2015 about the outstanding equity awards held by our named executive officers:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(7)(8)
Patrick J. Callan, Jr.	65,900	(4)	1,414,214	50,000	1,073,000
David W. Kalish	38,400	(5)	824,064	14,285	306,556
Lawrence G. Ricketts, Jr.	53,500	(6)	1,148,110	40,000	858,400
Matthew J. Gould	38,400	(5)	824,064	14,286	306,578
Fredric H. Gould	38,400	(5)	824,064	14,286	306,578
(1)	Reflects the number of shares of restricted stock that have not vested.
(2)	The market value represents the product of the closing price of our common stock as of December 31, 2015, which was $21.46, multiplied by the number of shares subject to or underlying such award.
(3)	Reflects the number of RSUs that have not vested.
(4)	With respect to this individual, 8,400 shares vest in January 2016, 12,500 shares vest in each of January 2017 and 2018, 14,500 shares vest in January 2019 and 18,000 shares vest in January 2020.
(5)	With respect to this individual, 5,200 shares vest in January 2016, 7,400 shares vest in January 2017, and 8,600 shares vest in each of January 2018, 2019 and 2020.
(6)	With respect to this individual, 7,000 shares vest in January 2016, 10,000 shares vest in each of January 2017 and 2018, 11,500 shares vest in January 2019 and 15,000 shares vest in 2020.
(7)	Assumes that all of the RSUs vest. The underlying shares vest on June 30, 2017 if, and to the extent, the applicable market (i.e., average total stockholder return) or performance (i.e., average annual return on capital) conditions are satisfied. If the average of our annual total stockholder return (including dividends) on our common stock from July 1, 2010 through June 30, 2017 equals or exceeds 13%, 50% of such award and the underlying shares subject to such award vest and if it equals or is less than 10.25%, no shares vest. If the average of our annual total stockholder return is more than 10.25% and less than 13%, a pro rata portion of 50% of the underlying shares subject to such award vest. If our average annual return on capital (as explained below) from July 1, 2010 through June 30, 2017 exceeds 10%, 50% of the shares subject to such award vests and if it is equal to or less than 8%, no shares vest. If our average annual return on capital exceeds 8% but is less than 10%, a pro rata portion of 50% of the underlying shares subject to such award vest. Return on capital is based upon adjusted funds from operations (“AFFO”). AFFO means funds from operations determined in accordance with the National Association of Real Estate Investment Trusts definition, adjusted for straight-line rent accruals and amortization of lease intangibles. Capital is defined as stockholders’ equity, plus depreciation and amortization, adjusted for intangibles.
(8)	Assuming that the measurement and vesting dates were December 31, 2015 and giving effect to related adjustments, 54% of the RSUs (i.e., RSUs that vest on the attainment at the highest level of average annual total stockholder return) would have vested and the balance of the RSUs would have been forfeited.

None of the named executive officers hold any stock options and none were granted to any of the named executive officers during the year.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the shares of restricted stock that vested in 2015:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Patrick J. Callan, Jr.	8,400	200,508
David W. Kalish	4,700	112,189
Lawrence G. Ricketts, Jr.	7,000	167,090
Matthew J. Gould	4,700	112,189
Fredric H. Gould	4,700	112,189
(1)	These restricted shares were awarded in 2010.
(2)	This column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock of $20.86 on the vesting date (i.e., February 25, 2015) by the number of shares that vested.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed the Compensation Discussion and Analysis set forth herein, and discussed it with management, and based on such review and discussions, recommends to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Eugene I. Zuriff
J. Robert Lovejoy
Charles Biederman

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Background

In 2015,

•	Matthew J. Gould, Chairman of our Board of Directors, served as a Senior Vice President of BRT Realty Trust, a real estate investment trust focused on multi-family properties and listed on the New York Stock Exchange, and as Chairman of the Board and Chief Executive Officer of the managing general partner of Gould Investors (which owns approximately 10.4% of our outstanding shares of common stock), and as a Vice President of Majestic;
•	Fredric H. Gould, Vice Chairman of our Board of Directors, served as a member of the Board of Trustees of BRT Realty Trust and as Chairman of the Board of Directors and sole stockholder of both Majestic and the managing general partner of Gould Investors; and
•	Jeffrey A. Gould, a Director and Senior Vice President of our company, served as a Director, President and Chief Executive Officer of BRT Realty Trust, as a Senior Vice President and Director of the managing general partner of Gould Investors and as a Vice President of Majestic.

Matthew J. Gould and Jeffrey A. Gould are brothers and the sons of Fredric H. Gould. In addition, David W. Kalish, Mark H. Lundy, Simeon Brinberg, Israel Rosenzweig and Isaac Kalish, each of whom is an executive officer of our company, are officers of BRT Realty Trust and of the managing general partner of Gould Investors. Mark H. Lundy is Simeon Brinberg’s son-in-law and Isaac Kalish is David Kalish’s son. Steven Rosenzweig and Alon Rosenzweig, sons of Israel Rosenzweig, are employed by our affiliates.

Related Party Transactions

Pursuant to the compensation and services agreement, we pay an annual fee to Majestic and Majestic provides to us the services of all affiliated executive, administrative, legal, accounting, clerical and property management personnel, as well as property acquisition, sale and lease consulting and brokerage services, consulting services in respect to mortgage financings and construction supervisory services. In accordance with the compensation and services agreement, we paid a fee of $2,339,000 to Majestic in 2015, which included $892,500 for property management services. In 2016, we will pay Majestic $1,446,500 and in addition, for its property management services, will pay 1.5% and 2.0% of the rental payments (including tenant reimbursements) actually received by us from net lease tenants and operating lease tenants, respectively. We will not pay Majestic property management fees with respect to properties managed by third parties for the provision of these services. Based on our property portfolio at December 31, 2015 (excluding a portfolio of eight properties sold in February 2016), we estimate that the property management fee in 2016 will be approximately $1.0 million. Majestic is wholly owned by the vice chairman of our board, and certain of our part-time officers, including our part-time named executive officers, are officers of, and receive compensation from, Majestic.

Pursuant to the compensation and services agreement we also paid Majestic $196,000 in 2015 (and will pay $196,000 in 2016) as reimbursement for our share of direct office expenses, including rent, telephone, postage, computer services, internet usage and supplies. In 2015, our part-time officers and employees occupy space in an office building that through February 2015, was owned by a subsidiary of Gould Investors. The rent expense for this space is included in the $196,000 expenditure.

In addition to its share of rent included in the $196,000 payment to Majestic, in 2015, we paid a subsidiary of Gould Investors rent of $7,000 through February 2015.

Majestic paid an aggregate of $850,000 to the following executive officers (some of whom are also officers of Majestic and other affiliated companies) for the services they performed on our behalf in 2015: Matthew J. Gould, $229,500; David W. Kalish, $127,500; Jeffrey A. Gould, $229,500; Simeon Brinberg, $8,500; Mark H. Lundy, $165,750; Israel Rosenzweig, $55,250 and Isaac Kalish, $34,000. These individuals also received compensation in 2015 from our other affiliates, including BRT Realty Trust and Gould Investors, as well as other entities wholly owned by Fredric H. Gould, none of which provided services to us in 2015.

We obtain our property insurance in conjunction with Gould Investors and its affiliates and in 2015, we reimbursed Gould $520,000 for our proportionate share of the insurance premiums. We believe that we secure more favorable rates by obtaining property insurance on such basis.

During 2015, $1,245,000 of non-cash compensation expense (relating to the restricted stock and RSUs held by our part-time executive officers and employees who are also compensated by Majestic or its affiliates), was charged to our operations. See “Executive Compensation-Compensation Discussion and Analysis-Background”. The grant date fair value of the shares of restricted stock awarded in 2015 and 2016 to persons performing services for us pursuant to the compensation and services agreement is $1,683,000 and $1,554,000, respectively. The grant date fair value of the shares of restricted stock awarded in 2015 and 2016, respectively, to these individuals is as follows: Simeon Brinberg, $118,080 and $104,352; Mark H. Lundy, $211,560 and $200,008; Israel Rosenzweig, $118,080 and $104,352; Isaac Kalish, $118,080 and $104,352; and Steven Rosenzweig, $12,300 and $21,740.

Policies and Procedures

Any transaction with affiliated entities raises the potential that we may not receive terms as favorable as those that we would receive if the transactions were entered into with unaffiliated entities or that our officers might otherwise seek benefits for affiliated entities at our expense. Our code of business conduct and ethics contains specific requirements with respect to the approval of these transactions. Generally, a contract or transaction with an affiliated entity must be approved by our audit committee and a majority of our independent directors after consideration of all relevant factors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who beneficially own more than 10% of our issued and outstanding capital stock, file certain reports with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by the rules and regulations promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based on a review of information supplied to us by our executive officers and directors, and public filings made by any 10% beneficial owners, we believe that in 2015 all Section 16(a) filing requirements applicable to our executive officers, directors and 10% beneficial owners were met on a timely basis.

ADDITIONAL INFORMATION AND NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

As of the date of this proxy statement, we do not know of any business that will be presented for consideration at the meeting other than the items referred to in the Notice of the Meeting. Subject to applicable law, if any other matter is properly brought before the meeting for action by stockholders, the holders of the proxies will vote and act with respect to the business in accordance with their best judgment and discretionary authority to do so is conferred by the enclosed proxy.

Our corporate governance guidelines, code of business conduct and ethics and the charter for each of our audit, compensation and nominating committees are available at the corporate governance section of our website at: www.onelibertyproperties.com/corporate_governance. Copies of such documents may be obtained without charge by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Att: Secretary.

This proxy statement (including the notice of meeting), the proxy card and our 2015 annual report to stockholders are available at http://1liberty.com/annualmeetingmaterials.pdf.

Great Neck, NY April 18, 2016	By order of the Board of Directors Mark H. Lundy, Secretary

Annex A

ONE LIBERTY PROPERTIES, INC.
2016 INCENTIVE PLAN

SECTION 1
EFFECTIVE DATE AND PURPOSE

1.1 Effective Date. This Plan (as defined) shall become effective upon approval by the stockholders of the Company (as defined), as and to the extent required by the listing requirements of the New York Stock Exchange and Section 162(m) of the Code (as defined).

1.2 Purpose of the Plan. The Plan is designed to motivate, retain and attract Participants (as defined) of experience and ability and to further the financial success of the Company by aligning the interests of Participants through the ownership of Shares (as defined) with the interests of the Company’s stockholders.

SECTION 2
DEFINITIONS

The following terms shall have the following meanings (whether used in the singular or plural) unless a different meaning is plainly required by the context:

“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or a regulation thereunder shall include any regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Affiliate” or “Affiliates” has the meaning ascribed to such term by Rule 501 promulgated under the Securities Act of 1933, as amended.

“Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights and Performance Share Awards.

“Award Agreement” means either (1) the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan or (2) a statement (including an electronic communication) issued by the Company to a Participant describing the terms and provisions of such Award.

“Board” or “Board of Directors” means the Board of Directors of the Company, or any analogous governing body of any successor to the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Committee” means the Compensation Committee of the Board or the committee of the Board appointed to administer the Plan.

“Dividend Equivalent Right” means an Award granted pursuant to Section 9, entitling the Participant to receive an amount of cash equal to the cash distributions that would have been paid on the Shares specified in the Award to which such Dividend Equivalent Right relates, as if such Shares had been issued to and held by the Participant holding such Dividend Equivalent Right during the period beginning with the grant date (or if otherwise determined by the committee, the beginning of the Performance Cycle) of the Award to which the Dividend Equivalent Right relates through the vesting date of such award.

“Disability” or “Disabled” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

“Fair Market Value” means, as of any given date: (i) the closing sales price of the Shares on any national securities exchange on which the Shares are listed; (ii) the closing sales price if the Shares are listed on the OTCBB or other over the counter market; or (iii) if there is no regular public trading market for such Shares, the fair market value of the Shares as determined by the Committee.

“Grant Date” means, with respect to an Award, the effective date that such Award is granted to a Participant.

“Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

“Non-management Director” means a director who, in the applicable calendar year, was not compensated, directly or indirectly, by the Company, any Subsidiary or any of their Affiliates, other than compensation for service as a director or as a member of any committee of the Board.

“Nonqualified Stock Option” means an Option to purchase Shares which is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

“Participant” means an officer, employee, director or consultant of the Company or any of its Subsidiaries who has been granted an Award under the Plan.

“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Unit, Option or Performance Share Award granted to a Participant that qualifies as “performance based compensation” under Section 162(m) of the Code.

“Performance Criteria” shall mean any, a combination of, or all of the following: (i) pre-tax income, (ii) after-tax income, (iii) net income (meaning net income as reflected in the Company’s financial reports for the applicable period), (iv) operating income (including net operating income), (v) cash flow, cash flow from operations, free cash flow and any one or more of the foregoing, (vi) return on any one or more of equity, invested capital and assets, (vii) funds available for distribution, (viii) occupancy rate at any one or more of the Company’s or its Subsidiaries’ properties, (ix) total stockholder return, (x) funds from operations (“FFO”), as computed in accordance with standards established by the National Association of Real Estate Trusts (“NAREIT”), (xi) adjusted FFO (i.e., adjusting FFO to give effect to any one or more of the following: property acquisition costs, straight-line rent, amortization of lease intangibles, lease termination fee income, amortization of restricted stock or other non-cash compensation expense, amortization and/or write-off of deferred financing costs and debt prepayment costs),(xii) stock appreciation (meaning an increase in the price or value of the Shares after the date of grant of an award and during the applicable period), (xiii) revenues, (xiv) assets, (xv) earnings before any one or more of the following items: interest, taxes, impairment charges, depreciation or amortization for the applicable period, as reflected in the Company’s financial reports for the applicable period, (xvi) reduction in expense levels, (xvii) operating cost management and employee productivity, (xviii) strategic business criteria consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, cost targets and goals relating to acquisition or divestitures; and (xix) achievement of business or operational goals such as market share and/or business development. Performance Criteria need not be the same with respect to all Participants and may be established on an aggregate or per share basis (diluted or undiluted), may be based on performance compared to performance by businesses or indices specified by the Committee, may be compared to any prior period, may be based on a company-wide basis or in respect of any one or more business units, may be measured on an absolute or relative basis, may be adjusted for non-controlling interests, and any one or more of the foregoing. All calculations and financial accounting matters relevant to this Plan shall be determined in accordance with GAAP, except as otherwise directed by the Committee.

“Performance Cycle” means one or more periods of time which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participants right to and the payment of a Restricted Stock Award, Restricted Stock Unit, Option or Performance Share Award. Each such period shall not be less then twelve months.

“Performance Goals” means for a Performance Cycle, the specific goals established by the Committee for a Performance Cycle based upon the Performance Criteria.

“Period of Restriction” means the period during which an Award granted hereunder is subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of Performance Goals or the occurrence of other events as determined by the Committee.

“Plan” means the One Liberty Properties, Inc. 2016 Incentive Plan, as set forth in this instrument, and as hereafter amended from time to time.

“Restricted Stock” means an Award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Award Agreement and as contemplated herein.

“Restricted Stock Unit” or “RSU” means an Award of a right to receive one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Award Agreement and as contemplated herein.

“Retirement” means (i) a director who has attained the age of 65 years who resigns or retires from the Board or does not stand for re-election to the Board and has served continuously as a director of the Company for not less than six consecutive years, and (ii) an officer or employee of, or consultant to, the Company who has attained the age of 65 years who resigns or retires from the Company or one of its Subsidiaries and has served in any such capacity with the Company or one of its Subsidiaries for not less than ten consecutive years at the time of retirement or resignation, provided that such Participant has not acted in a manner during the period of his relationship with the Company or any of its Subsidiaries which has been harmful to the business or reputation of the Company. A determination as to whether a “retiree” acted in a manner which has been harmful to the business or reputation of the Company shall be made by the Committee, whose determination shall be conclusive and binding in all respects on the Participant and the Company.

“Shares” means the shares of common stock, $1.00 par value, of the Company, or any other security of the Company determined by the Committee pursuant to Section 5.3.

“Subsidiary” means (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company or by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, (ii) any partnership or limited liability company of which 50% or more of the capital and profit interests is owned, directly or indirectly, by the Company or by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, or (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company or by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company.

“Company” means One Liberty Properties, Inc., a Maryland corporation, or any successor thereto (including any entity that is a successor issuer in accordance with Rule 12g-3 under the 1934 Act and Rule 414 under the Securities Act of 1933, as amended).

SECTION 3
ELIGIBILITY

3.1 Participants. Awards may be granted in the discretion of the Committee to officers, employees, directors and consultants of the Company and its Subsidiaries.

3.2 Non-Uniformity. Awards granted hereunder need not be uniform among eligible Participants and may reflect distinctions based on title, compensation, responsibility or any other factor the Committee deems appropriate.

SECTION 4
ADMINISTRATION

4.1 The Committee. The Plan will be administered by the Committee, which, to the extent deemed necessary by the Board, will consist of two or more persons who satisfy the requirements for a “non-employee director” under Rule 16b-3 promulgated under the 1934 Act and/or the requirements for an “outside director” under section 162(m) of the Code. The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. In the absence of such appointment, the Board of Directors shall serve as the Committee and shall have all of the responsibilities, duties, and authority of the Committee set forth herein.

4.2 Authority of the Committee. Subject to applicable law, the Committee shall have the exclusive authority to administer and construe the Plan in accordance with its provisions. The Committee’s authority shall include, without limitation, the power to (a) determine persons eligible for Awards, (b) prescribe the terms and conditions of the Awards, (c) construe and interpret the Plan, the Awards and any Award Agreement, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith and (e) establish, interpret, amend or revoke any such rules. With respect to any Award that is intended to qualify as “performance-based compensation” within the meaning of section 162(m) of the Code, the Committee shall have no discretion to increase the amount of compensation that otherwise would be due upon attainment of a Performance Goal, although the Committee may have discretion to deny an Award or to adjust downward the compensation payable pursuant to an Award, as the Committee determines in its sole judgment. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more officers of the Company to the extent permitted by law.

4.3 Decisions Binding. All determinations and decisions made by the Committee and any of its delegatees pursuant to Section 4.2 shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.4 Limitation on Awards Granted to Non-Management Directors. The maximum number of Shares issuable pursuant to Awards that may be granted to a Non-management Director in any calendar year shall not exceed 10,000 Shares.

SECTION 5
SHARES SUBJECT TO THE PLAN

5.1 Number of Shares. Subject to adjustment as provided in Section 5.3, the total number of Shares available for grant under the Plan shall not exceed 750,000 Shares. The Shares available for issuance under the Plan shall be authorized but unissued Shares of the Company.

5.2 Lapsed Awards. Unless determined otherwise by the Committee, Shares related to Awards that are forfeited, cancelled, terminated or expire unexercised, shall be available for grant under the Plan. Shares that are tendered by a Participant to the Company in connection with the exercise of an Award, withheld from issuance in connection with a Participant’s payment of tax withholding liability, or settled in such other manner so that a portion or all of the Shares included in an Award are not issued to a Participant shall not be available for grant under the Plan.

5.3 Adjustments in Awards and Authorized Shares. In the event of a stock dividend or stock split, the number of Shares subject to the Plan, outstanding Awards and the numerical amounts set forth in Sections 5.1, 6.1, 7.1 and 8.1 shall automatically be adjusted proportionally to prevent the dilution or diminution of such Awards, except to the extent directed otherwise by the Committee. In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, combination or other similar change in the structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class and price of Shares subject to outstanding Awards, and the numerical limits of Sections 5.1, 6.1, 7.1 and 8.1 in such manner as the Committee shall determine to be advisable or appropriate to prevent the dilution or diminution of such Awards. Any such numerical limitations shall be subject to adjustment under this Section only to the extent such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under section 162(m) of the Code or the ability to grant or the qualification of Incentive Stock Options under the Plan.

5.4 Restrictions on Transferability. The Committee may impose such restrictions on any Award, Award of Shares or Shares acquired pursuant to an Award as it deems advisable or appropriate, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, and any blue sky or state securities laws.

SECTION 6
STOCK OPTIONS

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall determine the number of Shares subject to each Option. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. Except to the extent such Awards are intended to qualify as Performance Based Awards, the maximum aggregate number of Shares underlying Options granted in any one calendar year to an individual Participant shall be 50,000.

6.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option, any conditions on exercise of the Option and such other terms and conditions as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of employment by the Participant.

6.3 Exercise Price. The Exercise Price for each Option shall be determined by the Committee and shall be provided in each Award Agreement; provided, however, the Exercise Price for each Option may not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share if the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to section 424(d) of the Code) owns on the Grant Date stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries.

6.4 Expiration of Options. Except as provided in Section 6.7(c) regarding Incentive Stock Options, each Option shall terminate upon the earliest to occur of (i) the date(s) for termination of the Option set forth in the Award Agreement or (ii) the expiration of ten (10) years from the Grant Date. Subject to such limits, the Committee shall provide in each Award Agreement when each Option expires and becomes un-exercisable. The Committee may not, after an Option is granted, extend the maximum term of the Option.

6.5 Exercisability of Options. Options granted under the Plan shall be exercisable, in whole or in part, at such times and be subject to such restrictions and conditions as the Committee shall determine. After an Option is granted, the Committee may accelerate or waive any condition constituting a substantial risk of forfeiture applicable to the Option. Notwithstanding the foregoing, the Committee shall not act in a manner that would cause a grant that is intended to be “performance-based compensation” under Code Section 162(m) to fail to be performance-based.

6.6 Payment. Options shall be exercised by a Participant’s delivery of a written notice of exercise to the Secretary of the Company (or his or her designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. Upon the exercise of an Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee may permit exercise (a) by the Participant tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (b) the Participant tendering a combination of cash and previously acquired Shares equal to total Exercise Price (the Shares tendered being valued at Fair Market Value at the time of exercise), or (c) by any other means which the Committee determines to provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver, or cause to be delivered, to the Participant, evidence of such Participant’s ownership of such Shares. No right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the

Shares as to which the Option has been exercised until the records of the Company or its transfer agent reflect the issuance of such Shares. No adjustment will be made for a dividend or other rights for which a record date is established prior to the date the records of the Company or its transfer agent reflect the issuance of the Shares upon exercise of the Options.

6.7 Certain Additional Provisions for Incentive Stock Options.

(a) Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company, any parent and its Subsidiaries) shall not exceed $100,000. The portion of the Option which is in excess of the $100,000 limitation shall be treated as a Non-Qualified Option pursuant to Section 422(d)(1) of the Code.

(b) Company and Subsidiaries Only. Incentive Stock Options may be granted only to Participants who are officers or employees of the Company or a Subsidiary on the Grant Date.

(c) Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date. In the case of an Incentive Stock Option that is granted to a Participant who (together with persons whose stock ownership is attributed to the Participant pursuant to Section 424(d) of the Code) owns on the Grant Date stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the term of such Incentive Stock Option shall be no more than five years from the Grant Date.

6.8 Restriction on Transfer. Except as otherwise determined by the Committee, no Option may be transferred, gifted, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily. Upon the death or Disability of a Participant, an Option may be exercised by the duly appointed personal representative of the deceased Participant or in the event of a Disability by the Participant or the duly appointed committee of the Disabled Participant to the extent the Option was exercisable on the date of death or the date of Disability and shall be exercisable for a period of six months from the date of death or the date of Disability. Upon Retirement of a Participant an Option may be exercised to the extent it was exercisable on the effective date of the Retirement and shall be exercisable for a period of six months from the effective date of such Retirement.

6.9 Repricing of Options. Without stockholder approval, (i) the Company will not reprice, replace or regrant an outstanding Option either in connection with the cancellation of such Option or by amending an Award Agreement to lower the exercise price of such Option, and (ii) the Company will not cancel outstanding Options in exchange for cash or other Awards.

6.10 Voting Rights. A Participant shall have no voting rights with respect to any Options granted hereunder.

SECTION 7
RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1 Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. The Committee shall determine the number of Shares of Restricted Stock and/or RSU’s to be granted to each Participant and the time when each Award shall be granted. Except to the extent such Awards are intended to qualify as Performance Based Awards, no more than 100,000 Shares of each of Restricted Stock and Shares underlying Restricted Stock Units may be granted to any individual Participant in any one calendar year.

7.2 Restricted Stock and RSU Agreements. Each Award of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock granted, the number of Shares subject to a Restricted Stock Unit, any applicable Performance Goals and Performance Cycle, and such other terms and conditions as the Committee shall determine, including terms regarding forfeiture of Awards in the event of termination of employment by the Participant or termination of the Participant’s relationship with the Company as a director or consultant.

7.3 Transferability. Except as otherwise determined by the Committee, Shares of Restricted Stock and Restricted Stock Units (including Shares underlying RSU’s) may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until the end of the applicable Period of Restriction and the satisfaction, in whole or in part, of any applicable Performance Goals within the applicable Performance Cycle. Except as otherwise determined by the Committee, in the event of the death, Disability or Retirement of a Participant, all unvested Restricted Stock and unvested RSU’s shall not vest on the date of death or Disability or the effective date of Retirement. Without stockholder approval, the Company will not, except as otherwise provided for in the Plan, repurchase outstanding unvested Restricted Stock or unvested RSU’s in exchange for cash or accelerate the vesting of outstanding unvested Shares of Restricted Stock or RSU’s.

7.4 Other Restrictions. The Committee may impose such other restrictions on Shares of Restricted Stock and Restricted Stock Units (including Shares underlying RSU’s) as it may deem advisable or appropriate in accordance with this Section 7.4.

(a) General Restrictions. The Committee may set one or more restrictions based upon (a) the achievement of specific Performance Goals, (b) applicable Federal or state securities laws, (c) time-based restrictions, or (d) any other restrictions determined by the Committee.

(b) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock and/or RSUs as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its sole discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock and/or RSUs to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Restricted Stock and/or RSUs that are intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it in its sole discretion from time to time to be necessary, advisable or appropriate to ensure qualification of the Restricted Stock and/or RSUs under section 162(m) of the Code.

(c) Methods of Implementing Restrictions. The Committee may take such action as it, in its sole discretion, deems appropriate to give notice to the Participant of, and implement, the restrictions imposed pursuant to Section 7.

7.5 Removal of Restrictions. After the end of the Period of Restriction, the Shares shall be freely transferable by the Participant, subject to any other restrictions on transfer (including without limitation, limitations imposed pursuant to the Company’s organizational documents) which may apply to such Shares. Notwithstanding the foregoing, the Committee shall not act in a manner that would cause a grant that is intended to be “performance-based compensation” under Code Section 162(m) to fail to be performance-based.

7.6 Voting Rights. Except as otherwise determined by the Committee and set forth in the Award Agreement, Participants holding (a) Shares of Restricted Stock shall have voting rights during the Period of Restriction and (b) Restricted Stock Units shall not have voting rights during the Period of Restriction.

7.7 Dividends and Other Distributions. Except as otherwise determined by the Committee and set forth in the Award Agreement, Participants holding (a) Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to the Shares during the Period of Restriction and (b) except to the extent a Dividend Equivalent Right is granted in tandem with an RSU, RSUs shall not be entitled to receive any dividends or other distributions paid with respect to the underlying Shares during the Period of Restriction.

SECTION 8
PERFORMANCE-BASED AWARDS

8.1 Performance-Based Awards. Participants selected by the Committee may be granted one or more Performance Awards in the form of Options, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights or Performance Share Awards payable upon the attainment of Performance Goals that are established by the Committee and related to one or more of the Performance Criteria, in each case on a specified date or dates or over a Performance Cycle determined by the Committee. A Performance Cycle shall be at least one year. The Committee in its sole discretion shall determine whether an Award is to qualify as “performance based compensation” under Section 162(m) of the Code. The Committee in its sole discretion shall determine Awards that are based on Performance Goals but are not intended to quality as “performance based compensation” under Section 162(m). The Committee shall define the manner of calculating the

Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an individual. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; provided however, that the Committee may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Participant. Each Performance-Based Award shall comply with the provisions set forth below. Performance Awards, other than Dividend Equivalent Rights, shall be paid in Shares.

(a) Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Participant, if intended by the Committee to qualify as “performance based compensation” under Section 162(m) of the Code, the Committee shall select, within the first 90 days of a Performance Cycle, the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Participants.

(b) Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Participant’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Participant if, in its sole judgment, such reduction or elimination is appropriate.

(c) Maximum Award Payable. The maximum Performance-Based Award payable to any one Participant under the Plan for a Performance Cycle is 100,000 Shares (subject to adjustment as provided in Section 5.3 hereof).

SECTION 9
DIVIDEND EQUIVALENT RIGHTS

A Dividend Equivalent Right may be granted hereunder to any Participant only in tandem with an Award of RSU’s or a Performance Based Award (other than an Award of Restricted Stock or Options). The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement which shall provide that such Dividend Equivalent Right, except to the extent otherwise provided in the related Award Agreement, shall (i) not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until the end of the applicable Period of Restriction and the satisfaction, in whole or in part, of any applicable Performance Goals within the applicable Performance Cycle, and (ii) be settled upon settlement or payment of, or lapse of restrictions on, the Award to which it relates, and such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such Award.

SECTION 10
AMENDMENT, TERMINATION, AND DURATION

10.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that if and to the extent required by law or to maintain the Plan’s compliance with the Code, the rules of any national securities exchange (if applicable), or any other applicable law, any such amendment shall be subject to stockholder approval. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

10.2 Duration of the Plan. The Plan shall become effective in accordance with Section 1.1, and subject to Section 10.1, shall remain in effect until the tenth anniversary of the effective date of the Plan.

SECTION 11
TAX WITHHOLDING

11.1 Withholding Requirements. Prior to the delivery of any Shares pursuant to an Award (or the exercise thereof), the Company shall have the power and the right to deduct or withhold from any amounts due to the Participant from the Company, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA obligation) required or appropriate to be withheld with respect to such Award (or the exercise or vesting thereof).

11.2 Withholding Arrangements. The Company, pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company, Shares then owned by the Participant. The amount of the withholding requirement shall be deemed to include any amount that the Company agrees may be withheld at the time any such election is made, not to exceed the amount determined by using the maximum federal, state and local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

SECTION 12
CHANGE IN CONTROL

12.1 Change in Control. For purposes of the Plan, a Change in Control means any of the following:

(a) the acquisition (other than from the Company) in one or more transactions by any person (as such term is used in Section 13(d) of the 1934 Act) of the beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of 25% or more of (i) the then outstanding Shares or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); provided, however, the provision of this Section 11.1(a) is not applicable to acquisitions made individually, or as a group, by Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould, and their respective spouses, lineal descendants and Affiliates;

(b) individuals who, as of the date of the Award, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of such Award whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or

(d) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company’s voting Shares.

12.2 Effect of Change of Control. On the effective date of any Change in Control, unless the applicable Award Agreement provides otherwise: (i) in the case of an Option, each such outstanding Option shall become exercisable in full in respect of the aggregate number of Shares covered thereby; and (ii) in the case of Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights and Performance Share Awards, the Period of Restriction applicable to each such Award shall be deemed to have expired. Notwithstanding the foregoing, unless otherwise provided in the applicable Award Agreement, the Committee may, in its discretion, determine that any or all outstanding Awards of any or all types granted pursuant to the Plan will not become exercisable on an accelerated basis nor will the Restriction Period expire in connection with a Change of Control if effective provision has been made for the taking of such action which, in the opinion of the Committee, is equitable and appropriate to substitute a new Award for such Award or for the assumption of such Award and to make such new or assumed Award, as nearly as may be practicable, equivalent to the old Award (before giving effect to any acceleration of the exercisability or the expiration of the Restriction Period), taking into account, to the extent applicable, the kind and amount of securities, cash, or other assets into or for which the Shares may be changed, converted, or exchanged in connection with such Change of Control.

SECTION 13
MISCELLANEOUS

13.1 Deferrals. To the extent consistent with the requirements of section 409A of the Code, the Committee may provide in an Award Agreement or another document that a Participant is permitted or required to defer receipt of the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral shall be subject to such rules and procedures as shall be determined by the Committee.

13.2 Termination for Cause. If a Participant’s employment or relationship with the Company or a Subsidiary shall be terminated for cause by the Company or such Subsidiary during the Restriction Period or prior to the exercise of any Option (for these purposes, cause shall have the meaning ascribed thereto in any employment agreement or Award Agreement to which such Participant is a party or, in the absence thereof, shall include, but not be limited to, insubordination, dishonesty, incompetence, moral turpitude, the refusal to perform his duties and responsibilities for any reason (other than illness or incapacity) and other misconduct of any kind, as determined by the Committee, then, (i) all Options shall immediately terminate and (ii) such Participant’s rights to all Restricted Stock, RSU’s, Dividend Equivalent Rights and Performance Share Awards shall be forfeited immediately.

13.3 Section 162(m). Notwithstanding anything to the contrary herein or in an Award Agreement, an Award that is intended to qualify as “performance based compensation” under Section 162(m) of the Code, shall not vest in whole or in part in the event of the Participant’s Retirement, involuntary termination or if the Participant terminates his or her relationship with the Company, except to the extent (a) the Performance Goal’s shall be achieved within the Performance Cycle or (b) otherwise permitted under Section 162(m) of the Code.

13.4 No Effect on Employment or Service. Nothing in the Plan, any Award or any Award Agreement, and no action of the Committee, shall confer or be construed to confer on any Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Company or any Subsidiary is on an at-will basis only, unless otherwise provided by an applicable employment or service agreement between the Participant and the Company or any Subsidiary, as the case may be.

13.5 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation or otherwise, or the purchase of all or substantially all of the business or assets of the Company.

13.6 No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary thereof) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise or vesting thereof), unless and until the issuance of such Shares shall have been recorded on the records of the Company or its transfer agents or registrars.

13.7 Uncertificated Shares. Notwithstanding any provision of the Plan to the contrary, the ownership of Shares issued under the Plan may be evidenced in such a manner as the Company, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates, and to the extent that the Plan, applicable law or the Company’s organizational documents, require or contemplate the imposition of a legend or other notation on one or more certificates evidencing Shares or an Award, the Company shall have the sole discretion to determine the manner in which such legend or notation is implemented.

13.8 Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

13.9 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.10 Requirements of Law; Claw-Back Policies. The grant of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required from time to time, and shall be subject to the applicable provisions of any claw-back policy implemented by the Company, whether implemented prior to or after the grant of such Award, including without limitation, any claw-back policy adopted to comply with the requirements of applicable law (including the requirements of a national securities exchange).

13.11 Securities Law Compliance. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to comply with any applicable federal or state securities law, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee.

13.12 Real Estate Investment Trust. No Award shall be granted or awarded and, with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled, to the extent that the grant, vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of any restrictions on ownership and transfer of the Company’s securities set forth in its articles of incorporation or other governing instrument or organizational documents, as amended, and in effect from time to time, or if, in the discretion of the Committee, the grant, vesting, exercise or settlement of such award could otherwise impair the Company’s status as a real estate investment trust under the Code.

13.13 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Maryland.

13.14 Captions. Captions are provided herein for convenience of reference only, and shall not serve as a basis for interpretation or construction of the Plan.

ANNUAL MEETING OF STOCKHOLDERS OF

ONE LIBERTY PROPERTIES, INC.

June 10, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://1liberty.com/annualmeetingmaterials.pdf

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00003333033000000000 3 061016

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of four Directors:

NOMINEES:	FOR	AGAINST	ABSTAIN
Joseph A. Amato	☐	☐	☐
Jeffrey A. Gould	☐	☐	☐
Matthew J. Gould	☐	☐	☐
J. Robert Lovejoy	☐	☐	☐

3. Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2016. ☐ ☐ ☐

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed by you. If no direction is made, this Proxy will be voted FOR all nominees and FOR proposals 2 and 3. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendation. The Proxies cannot vote your shares of common stock unless you sign and return this card.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.